CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price	Offering Price	Fee(1)

5.250% Senior Notes due 2012	$1,000,000,000	99.922%	$999,220,000	$55,756.48
6.250% Senior Notes due 2014	$1,000,000,000	99.574%	$995,740,000	$55,562.29
7.250% Senior Notes due 2019	$500,000,000	99.332%	$496,660,000	$27,713.63
Total	$2,500,000,000		$2,491,620,000	$139,032.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to 424(b)(5)
Registration No. 333-159654

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 2, 2009)
$2,500,000,000

$1,000,000,000 5.250% Senior Notes due 2012
$1,000,000,000 6.250% Senior Notes due 2014
$  500,000,000 7.250% Senior Notes due 2019

EXPRESS SCRIPTS, INC.

We are offering $1,000,000,000 5.250% Senior Notes due 2012 (the “2012 notes”), $1,000,000,000 6.250% Senior Notes due 2014 (the “2014 notes”) and $500,000,000 7.250% Senior Notes due 2019 (the “2019 notes” and together with the 2012 notes and the 2014 notes, the “notes”). We will pay interest on the notes on June 15 and December 15 of each year, beginning on December 15, 2009. We may redeem some or all of the notes at our option at any time and from time to time at the “make-whole” redemption price described in this prospectus supplement in “Description of the Notes — Optional Redemption.” We must redeem all of the notes under the circumstances and at the redemption price described in this prospectus supplement in “Description of the Notes — Special Mandatory Redemption.” We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in “Description of the Notes — Purchase of Notes Upon a Change of Control Triggering Event.”

The notes will be jointly and severally and fully and unconditionally guaranteed on a senior basis by certain of our current and future 100% owned domestic subsidiaries. See “Description of the Notes — Guarantees.” The notes and guarantees will be our and our subsidiary guarantors’ unsecured senior obligations and rank equally with our and the guarantors’ other unsecured senior indebtedness from time to time outstanding. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement to read about important factors you should consider before buying the notes.

		Underwriting	Proceeds to
	Price to	Discounts and	Express
	Public(1)	Commissions	Scripts, Inc.(1)

Per 2012 note	99.922%	0.400%	99.522%
2012 note Total	$999,220,000	$4,000,000	$995,220,000
Per 2014 note	99.574%	0.600%	98.974%
2014 note Total	$995,740,000	$6,000,000	$989,740,000
Per 2019 note	99.332%	0.650%	98.682%
2019 note Total	$496,660,000	$3,250,000	$493,410,000
Total	$2,491,620,000	$13,250,000	$2,478,370,000

(1)	Plus accrued interest if any, from June 9, 2009, if settlement occurs after that date.

Delivery of the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) will be made on or about June 9, 2009. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citi	Credit Suisse	J.P. Morgan
Co-Managers
CALYON	Deutsche Bank Securities	Mitsubishi UFJ Securities
RBS	Scotia Capital	SunTrust Robinson Humphrey
Wachovia Securities

The date of this prospectus supplement is June 4, 2009.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise specified or the context requires otherwise, we use the terms “Express Scripts,” the “company,” “we,” “us” and “our” to refer to Express Scripts, Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus contains or may contain forward-looking statements. These forward-looking statements include, among others, statements of our plans, objectives, expectations (financial or otherwise) or intentions.

Our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Factors that might cause such a difference to occur include, but are not limited to:

•	uncertainties associated with our acquisitions, including our acquisition of the PBM business from WellPoint, Inc., which include uncertainties as to the satisfaction or waiver of conditions to closing, integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses;

•	results in regulatory matters including potential healthcare reform initiatives, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations and the impact of such matters on the healthcare marketplace), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations;

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements, access to capital and increases in interest rates;

•	continued pressure on margins resulting from client demands for lower prices or different pricing approaches, enhanced service offerings and/or higher service levels;

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices;

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network;

•	the possible termination of, or unfavorable modification to, contracts with key clients or providers, some of which could have a material impact on our financial results;

•	our ability to maintain growth rates, or to control operating or capital costs, including the impact of declines in prescription drug utilization resulting from the current economic environment;

S-ii

•	competition in the pharmacy benefit management, or PBM, and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may, in whole or in part, replace services that we now provide to our customers;

•	changes in industry pricing benchmarks such as average wholesale price and average manufacturer price, which could have the effect of reducing prices and margins;

•	increased compliance risk relating to our contracts with the Department of Defense TRICARE Management Activity and various state governments and agencies;

•	uncertainties and risks regarding the Medicare Part D prescription drug benefit, including the financial impact to us to the extent we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, implementation of regulations that adversely affect our profitability or cash flow, and increased regulatory risk;

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products;

•	in connection with our specialty pharmacy business, the possible loss, or adverse modification of the terms of our contracts with a limited number of biopharmaceutical companies from whom we acquire specialty pharmaceuticals;

•	the use and protection of the intellectual property, data, and tangible assets that we use in our business, or infringement or alleged infringement by us of intellectual property claimed by others;

•	general developments in the healthcare industry, including the impact of increases in healthcare costs, government programs to control healthcare costs, changes in drug utilization and cost patterns and introductions of new drugs;

•	increase in credit risk relative to our clients due to adverse economic trends or other factors; and

•	other risks described from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

These and other relevant factors, including those risk factors identified in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and our other filings under the Securities Exchange Act of 1934, or the Exchange Act, parts of which are incorporated by reference in this prospectus supplement, should be carefully considered when reviewing any forward-looking statement. See “Where You Can Find More Information.”

S-iii

SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

Our Business

We are one of the largest full-service pharmacy benefit management companies in North America and we provide healthcare management and administration services on behalf of our clients, which include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. We assist plan sponsors in addressing access and affordability concerns resulting from rising drug costs while helping to improve health outcomes. We also work with clients, manufacturers, pharmacies and physicians to increase efficiency in the drug distribution chain, to manage costs in pharmacy benefit, and to improve members’ health outcomes and satisfaction. During the first quarter of 2009, we changed our reportable segments to Pharmacy Benefit Management (“PBM”) and Emerging Markets (“EM”). For the three months ended March 31, 2009, our PBM segment contributed approximately 99% of our operating income.

Our integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patients’ homes and physicians offices, bio-pharma services, and fulfillment of prescriptions to low-income patients through manufacturer-sponsored patient assistance programs and company-sponsored generic patient assistance programs. Our specialty pharmacy operations have been integrated with our PBM operations in order to maximize its growth and improve efficiency. Through our EM segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics, distribution of sample units to physicians and verification of practitioner licensure, fertility services to providers and patients, healthcare account administration and implementation of consumer-directed healthcare solutions.

Revenue generated by our segments can be classified as either tangible product revenue or service revenue. We earn tangible product revenue from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and from dispensing prescription drugs from our home delivery and specialty pharmacies. Service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, market research programs, medication counseling services, certain specialty distribution services, and sample fulfillment and accountability services. Tangible product revenue generated by our PBM and EM segments represented approximately 99% of revenues for both the three months ended March 31, 2009 and the same period of 2008.

During 2008, we established the Center for Cost-Effective Consumerism which assists us in the advancement of our understanding of consumers and the way they use healthcare. The center combines our industry-leading research capabilities with insights from a multidisciplinary advisory board of national experts in the science of human behavior and decision making. Using work done by the center, we plan to better position our plan sponsors to achieve the lowest cost drug mix (e.g., generics), maximum therapy adherence (in key classes), greatest use of most cost-effective delivery channel, uncompromising safety standards and increasing member engagement and satisfaction.

During 2008, we processed approximately 506.3 million adjusted claims, generating approximately $22.0 billion of revenue, $779.6 million of net income from continuing operations and $1.4 billion of EBITDA (as defined below). On average, we earned $2.72 of EBITDA per adjusted claim in 2008 versus $2.34 in 2007. During the three months ended March 31, 2009, we processed approximately 124.1 million adjusted claims, generating $5.4 billion of revenue, $214.7 million of net income from continuing operations and $380.1 million of EBITDA. We averaged

$3.06 of EBITDA per adjusted claim during this latest three-month period versus $2.46 for the same three-month period in 2008.

Competitive strengths

As one of the largest full-service pharmacy benefit management companies in North America, we believe that we are well positioned to execute our business strategies and achieve our primary business objectives because of the following competitive strengths:

•	Differentiated platform aligning our interests with those of our clients and their members. Our business model is designed to align our interests with the interests of our clients and their members. As we increase cost savings for clients and their members our operating margins improve. Through our differentiated behavior-centric approach called “consumerology,” we use our proprietary research to provide members with customized recommendations to reduce costs without compromising health outcomes. Our success at aligning our interests with the interests of our clients and their members and our focus on customer satisfaction has allowed us to achieve significant scale and has contributed to our ranking ahead of our two larger PBM competitors in the home delivery member satisfaction category according to a 2008 J.D. Power & Associates survey. Customer satisfaction has been a key contributing factor to our success and has enabled us to retain over 90% of our clients whose contracts are up for renewal each year over the past few years.

•	A leader in drug cost trend management. We are a leader in optimizing cost-efficiencies in prescription drug utilization and delivery channels. By leveraging the scale of our operations and employing state of the art behavior-centric programs, we seek to increase utilization of generic and low-cost branded drugs while also improving home delivery penetration and capitalizing on specialty pharmacy opportunities. We believe that our generic dispensing rate of over 66% during 2008 is among the highest in the industry and we continue to achieve significant efficiencies through increased utilization of low-cost branded drugs and our home delivery services. Our success at achieving these cost efficiencies resulted in the lowest drug cost trend increase we have achieved for our clients and their members in over a decade. Our clients experienced an average increase in pharmaceutical costs of 3.0% in 2008, an improvement of almost half versus 5.5% in 2007.

•	Strong operating results and cash flows. We have achieved strong earnings growth, primarily driven by our success in promoting utilization of generic and low-cost branded drugs, our increased home delivery penetration, including growth in our specialty pharmacy business, and our strong track record of strategic acquisitions. Since 2004, our diluted earnings per share, EBITDA and EBITDA per adjusted claim have grown at compounded annual rates of approximately 36%, 25% and 26%, respectively. In addition, our business has consistently generated significant free cash flow due to relatively stable revenues, margin improvement and low capital expenditure requirements. Since 2004, our cash flow from operating activities has grown at a compound annual rate of approximately 22%. During the three-year period ended December 31, 2008, we generated approximately $2.6 billion of cash flow from operating activities and achieved an average annual return on invested capital of over 22%. Our ability to generate strong and consistent free cash flow has historically enabled us to invest in our operations, reduce our debt, repurchase stock to enhance earnings per share and pursue attractive growth opportunities.

•	Experienced management team with proven success in achieving growth through acquisitions. We have been a market leader in the PBM sector for the past decade and we believe that the extensive experience of our management team provides us with a strong competitive advantage. Our senior management team has an average of 8.5 years of experience at Express Scripts. As a result, we believe that we have the expertise to execute our business strategies and manage our operations effectively. Our team also has a proven track record of enhancing value through acquisitions, having successfully integrated six significant acquisitions during the past decade. We have been disciplined in our approach to acquisitions, focusing on both strategic and cultural fit, as well as financial implications and we have also been able to successfully integrate acquisitions with minimal interruption to our business.

Business strategies

We intend to leverage our competitive strengths to pursue our primary business objectives of controlling healthcare costs, improving health outcomes and winning new clients, which, in turn, increases our profitability. We intend to accomplish these objectives by executing the following business strategies:

•	Increase utilization of generic and low-cost branded drugs. We are committed to using our behavior-centric approach to promote utilization of generic and low-cost branded drugs as a strategy for lowering costs, improving health outcomes and driving value for members and plan sponsors alike. Based on our analysis of Drug Topics data (2008 retail sales only), greater than $65 billion in brand name medications will lose their patent protection by the end of 2013. We believe that the potential for increased utilization of generic drugs and low-cost branded drugs is a highly attractive opportunity to grow our EBITDA per adjusted claim.

•	Increase home delivery penetration and capitalize on specialty pharmacy opportunities. Our research shows that home delivery not only saves time and money, but also enhances patient safety, improves formulary compliance and allows for therapeutic interchange opportunities. We also believe that home delivery, including home delivery of specialty pharmaceuticals, can significantly improve therapy adherence and we intend to continue to promote home delivery as a mechanism for helping clients manage their drug cost trend. We also expect increasing demand for our cost-effective specialty pharmacy solutions. According to a 2008 report by Pharmaceutical Research and Manufacturers of America, there are over 633 specialty drugs in clinical trials, which we believe will make specialty pharmacy one of the fastest growing segments of pharmaceutical spending over the next several years. Our goal is to improve our home delivery penetration rate and capitalize on specialty pharmacy trends, which we believe will drive significant cost savings for our clients and help us to achieve meaningful improvements in our EBITDA per adjusted claim. We intend to improve these penetration rates through our continued focus on consumer behavior, direct and personalized engagement with members and overall member satisfaction.

•	Innovative approach to drug cost trend management. We consider our company to be a pioneer in applying the principles of behavioral economics to healthcare, as evidenced by the launch of the Center for Cost Effective Consumerism in 2008, which combines our research capabilities with insights from a multi-disciplinary advisory board of national experts in the science of human behavior and decision making. This allows us to help plan sponsors increase generic drug utilization, improve therapy adherence where appropriate, increase usage of cost-effective delivery channels, enhance safety standards, improve patient outcomes, and increase consumer engagement and satisfaction levels. In addition, we will continue to apply principles of behavioral economics to deliver tailored messages and innovative products and services in order to cause positive behavioral change. We will also continue to develop new techniques, services and strategies to manage and lower the overall drug cost trend.

•	Continue to improve operational effectiveness and enhance return on invested capital. Our behavior-centric approach, combined with our legacy of independence, continues to differentiate our business model and enhance our value proposition for our clients and their members. We will continue to improve our operational effectiveness by negotiating lower drug ingredient and network costs while also reducing home delivery processing costs. In addition, we will continue to attract and retain new clients by developing customized solutions and believe that this strategy will help us maintain superior operational and financial performance and high returns on invested capital.

Recent Developments

Pending Acquisition of PBM Business from WellPoint, Inc.

On April 9, 2009, we entered into a Stock and Interest Purchase Agreement (the “acquisition agreement”) with WellPoint, Inc., (“WellPoint”). The acquisition agreement provides that we will purchase the Pharmacy Benefit Management Business of WellPoint (the “PBM business”), including all of the shares and equity interests of three WellPoint subsidiaries, NextRx, Inc., NextRx Services, Inc., and NextRx, LLC (collectively, “NextRx”) in exchange for total consideration of $4.675 billion, composed of $3.275 billion in cash and $1.4 billion in shares of our common stock (valued based on the average closing price of our common stock over the 60 days preceding the closing of the acquisition) (the “acquisition”). We may, in our discretion, replace all or any portion of the common stock consideration with cash. At the closing of the acquisition, we will enter into a 10-year contract with WellPoint under which we will provide PBM services to WellPoint and its designated affiliates (the “PBM agreement”). If we issue shares of our common stock to WellPoint as part of the consideration for the acquisition, at the closing we will enter into a registration rights agreement with WellPoint with respect to those shares. We will also enter into certain other ancillary agreements at the closing of the acquisition. The acquisition is expected to close in the late third quarter or fourth quarter of 2009, subject to certain closing conditions as described in the acquisition agreement.

In connection with the acquisition, we entered into a debt commitment letter with a syndicate of commercial banks (the “debt financing sources”). Subject to the satisfaction of certain customary conditions, the debt financing sources committed to provide up to $2.5 billion in financing, consisting of a 364-day unsecured bridge credit facility (the “committed credit facility”). The commitments in respect of the committed credit facility will be reduced to approximately $18 million upon consummation of this offering and the equity offering described below.

Under the terms of the PBM agreement, we will provide PBM services to WellPoint, including pharmacy network contracting, pharmacy claims processing, home delivery, and formulary and rebate administration for group or individual benefit plans issued or administered by WellPoint, including Medicare Part D Plans. With limited exceptions, we will be the exclusive provider of PBM services for WellPoint and its affiliated plans. Individuals covered under benefit plans issued or administered by WellPoint will obtain prescription medications through our contracted network of retail pharmacies and through our wholly owned home delivery pharmacies. We are required to maintain a network of pharmacies of sufficient size to meet the needs of such covered individuals. We will process claims pursuant to our standard practices based on WellPoint’s formulary and benefit designs, and we will administer the rebate program through our standard proprietary rebate processes.

The PBM business provides PBM services to approximately 25 million members and manages more than 265 million adjusted claims annually. The PBM business provides services to members of WellPoint’s 14 wholly owned health plans and certain external health plans sponsors. The PBM business’ service offerings include claims adjudication, reporting, retail network management, rebate and formulary management, medication therapy management, quality assurance, drug utilization review, specialty pharmacy management, and home delivery services.

Express Scripts and WellPoint have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to the acquisition of NextRx, Inc. and NextRx Services, Inc., which together with the acquisition of NextRx, LLC, will provide cash savings over a 15 year period. We estimate the net present value of these savings to us to be between $800 million and $1.2 billion depending upon the discount factor and tax rate assumed.

PBM Business Acquisition Rationale

We expect to realize several benefits of the acquisition of the PBM business, including the following:

•	Establishment of long-term relationship with key managed care client. WellPoint is one of the largest and has been one of the fastest growing managed care organizations in the United States. We believe that the acquisition and our long-term contract with WellPoint will help WellPoint continue to grow its membership and that we will benefit from that growth. This relationship will also enable us to invest in the development and expansion of new product offerings and capabilities to enhance our value proposition.

•	Increase in scale and operational efficiency. We believe that the addition of the PBM business’ claims volume to that currently processed through our existing infrastructure will enable us to eliminate redundant costs and generate improved economies of scale that will benefit us, our clients and their members.

•	Significant cost savings opportunities. Expected drivers of cost-savings include increased utilization of generic and low-cost branded drugs, lower retail and home delivery drug costs, including through our specialty pharmacy solutions, higher home delivery penetration rates, increased manufacturer discounts, lower direct processing costs and lower general and administrative costs.

•	Acquisition in core business line. The PBM business’ membership base is complementary to ours and has similar characteristics to many of the plans we administer today, including plans that we have successfully integrated in connection with past acquisitions. In addition, we share a common heritage of innovation and a core commitment to improving health outcomes and reducing the cost of healthcare.

•	Earnings accretive. Excluding transaction costs and amortization of intangibles, we expect the acquisition to be neutral to slightly accretive to earnings per share in 2009 and moderately accretive to earnings per share in 2010. Once fully integrated in approximately 12 to 18 months after closing, we expect the acquisition to generate more than $1.0 billion of incremental EBITDA per year.

For a discussion of various factors that could prohibit or limit us from realizing some or all of these benefits, see “Risk Factors.”

Equity Financing Transaction

On June 4, 2009, we priced an underwritten registered public offering of 23,000,000 shares of our common stock (26,450,000 shares if the underwriters exercise their option to purchase additional shares in full) (the “equity offering”). The consummation of this offering is not conditioned upon the consummation of either the acquisition or the equity offering, and the consummation of the equity offering is not conditioned upon the consummation of either the acquisition or this offering.

Corporate Information

We were incorporated in Missouri in September 1986 and were reincorporated in Delaware in March 1992. Our principal executive offices are located at One Express Way, St. Louis, Missouri 63121 and our telephone number at that address is (314) 996-0900. Our website address is www.express-scripts.com. The information on, or accessible through, our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, please refer to “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Express Scripts, Inc.

Notes offered	$2,500,000,000 aggregate principal amount of notes, consisting of $1,000,000,000 aggregate principal amount of 2012 notes, $1,000,000,000 aggregate principal amount of 2014 notes and $500,000,000 aggregate principal amount of 2019 notes.

Maturity	Unless earlier redeemed by us, the 2012 notes will mature on June 15, 2012, the 2014 notes will mature on June 15, 2014 and the 2019 notes will mature on June 15, 2019.

Interest payment dates	June 15 and December 15 of each year, beginning December 15, 2009.

Special mandatory redemption	If we do not consummate the acquisition on or prior to January 9, 2010, or the acquisition agreement is terminated at any time prior thereto, we must redeem the notes at a redemption price equal to 101% of the aggregate accreted principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the mandatory redemption date. See “Description of the Notes — Special Mandatory Redemption.”

Interest rates	The 2012 notes will bear interest at 5.250% per year, the 2014 notes will bear interest at 6.250% per year and the 2019 notes will bear interest at 7.250% per year.

Guarantees	All payments with respect to the notes, including principal and interest, will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by certain of our 100% owned domestic subsidiaries, each of which is a guarantor of our obligations under our existing credit agreement and will become a guarantor under our committed credit facility, if drawn. We expect the notes will also be guaranteed (1) upon the acquisition, by the NextRx entities that we acquire, and (2) in the future, by certain subsidiaries under the circumstances described under “Description of the Notes — Covenants — Additional Guarantors.”

If a guarantor is released from its guarantees with respect to obligations under our existing credit agreement and any other debt of ours of an amount in excess of 15% of our consolidated net worth, then such guarantor may be released from its guarantee of the notes. See “Description of the Notes — Guarantees.”

Ranking	The notes and guarantees will be:

• unsecured and rank equally with our and our subsidiary guarantors’ other unsecured senior indebtedness from time to time outstanding;

• structurally subordinated in right of payment to all indebtedness and other liabilities of any of our non-guarantor subsidiaries; and

• effectively subordinated to our and our subsidiary guarantors’ secured indebtedness to the extent of the assets securing such indebtedness.

Other than capital leases, we and our subsidiary guarantors do not currently have any secured indebtedness.

Optional redemption	The notes will be redeemable, at our option, in whole or in part at any time and from time to time, at the “make-whole” redemption price described in “Description of the Notes — Optional Redemption.”

Offer to repurchase upon change of control triggering event	Upon the occurrence of a change of control triggering event (including certain ratings downgrades) as provided in the indenture, we will be required to offer to repurchase the notes for cash at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such change of control, plus accrued and unpaid interest.

Covenants	The indenture governing the notes will contain covenants that, among other matters, limit:

• our ability to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person;

• our and certain of our subsidiaries’ ability to create or assume liens; and our and certain of our subsidiaries’ ability to engage in sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes” in this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $2.48 billion after deducting underwriting discounts and commissions and before deducting other estimated expenses. We intend to use the net proceeds from this offering to finance a portion of the consideration for the acquisition of the PBM business.

Absence of market for the notes	The notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the notes. See “Underwriting.”

Risk factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement as well as all other information included in or incorporated by reference in this prospectus supplement before deciding whether to invest in our securities.

Governing law	The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Consolidated Financial Data

We derived the historical statement of operations data, the statement of cash flows data and the other data for the years ended December 31, 2008, 2007 and 2006, and the historical balance sheet data as of December 31, 2008 and 2007, presented below from our audited Consolidated Financial Statements incorporated by reference into this prospectus supplement. The historical statement of operations data, statement of cash flows data and the other data for the three months ended March 31, 2009 and 2008, and the historical balance sheet data as of March 31, 2009, have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

You should read the summary historical financial data with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement from our Current Report on Form 8-K filed with the SEC on June 2, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

	Three Months Ended
	March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(In millions, except per share and per claim data)

Statement of operations data:
Revenues(1)	$5,422.8	$5,490.8	$21,978.0	$21,824.0	$21,562.6
Cost of revenues(1)	4,888.7	5,024.7	19,937.1	20,065.2	20,093.7

Gross Profit	534.1	466.1	2,040.9	1,758.8	1,468.9
Selling, general and administrative	178.6	171.5	760.4	698.0	643.1

Operating income	355.5	294.6	1,280.5	1,060.8	825.8

Other (expense) income:
Non-operating charges, net	—	—	(2.0)	(18.6)	—
Undistributed loss from joint venture	—	(0.2)	(0.3)	(1.3)	(1.6)
Interest income	0.9	5.3	13.0	12.2	13.7
Interest expense	(17.1)	(23.3)	(77.6)	(108.4)	(95.7)

	(16.2)	(18.2)	(66.9)	(116.1)	(83.6)

Income before income taxes	339.3	276.4	1,213.6	944.7	742.2
Provision for income taxes	124.6	98.1	434.0	344.2	266.8

Net income from continuing operations	214.7	178.3	779.6	600.5	475.4
Net loss from discontinued operations, net of tax	(0.3)	(1.1)	(3.5)	(32.7)	(1.0)

Net income	$214.4	$177.2	$776.1	$567.8	$474.4

Earnings per share:(2)
Weighted average shares outstanding
Basic	247.6	252.3	248.9	260.4	279.6
Diluted	249.3	255.7	251.8	264.0	284.0
Basic earnings per share(2)	$0.87	$0.70	$3.12	$2.18	$1.70
Diluted earnings per share(2)	0.86	0.69	3.08	2.15	1.67
Cash flow data:(3)
Net cash flows provided by operating activities	$286.4	$248.3	$1,095.6	$848.1	$673.5
Net cash used in investing activities	(10.4)	(12.1)	(320.6)	(55.8)	(100.8)
Net cash used in financing activities	(81.1)	(162.4)	(680.4)	(469.7)	(904.7)

	Three Months Ended
	March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(In millions, except per share and per claim data)

Other data:
EBITDA(4)	$380.1	$319.1	$1,378.2	$1,185.9	$925.6
EBITDA per adjusted claim(4)	3.06	2.46	2.72	2.34	1.78
Total adjusted claims(5)	124.1	129.6	506.3	507.0	519.6
Adjusted home delivery penetration rate(6)	23.2%	23.4%	24.2%	24.1%	23.8%
Overall generic dispensing rate(7)	67.7%	65.1%	66.1%	61.8%	57.6%
ROIC(8)	N/A	N/A	26.8%	23.7%	17.3%

	As of March 31,	As of December 31,
	2009	2008	2007
	(In millions)

Balance sheet data:
Cash and cash equivalents	$725.0	$530.7	$434.7
Receivables, net	1,200.8	1,155.9	1,184.6
Total current assets	2,256.8	2,043.8	1,967.8
Total assets	5,708.7	5,509.2	5,256.4
Total debt	1,680.4	1,760.3	2,020.4
Stockholders’ equity	1,300.0	1,078.2	696.4

(1)	Includes retail pharmacy co-payments of $822.7 and $887.7 for the three months ended March 31, 2009 and 2008, respectively, and $3,153.6, $3,554.5 and $4,012.7 for the years ended December 31, 2008, 2007 and 2006, respectively.

(2)	Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2007. Includes basic loss per share of $(0.01) and $(0.13) and diluted loss per share of $(0.01) and $(0.12), in each case in 2008 and 2007, respectively, from discontinued operations. Losses attributable to discontinued operations consist primarily of discontinued operations of CuraScript Infusion Pharmacy, Inc., which was acquired on October 14, 2005.

(3)	Cash flow amounts are from continuing operations.

(4)	EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

The following is a reconciliation of net income from continuing operations to EBITDA. We believe net income from continuing operations is the most directly comparable measure calculated under GAAP.

	Three Months Ended
	March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(In millions)

Net income from continuing operations	$214.7	$178.3	$779.6	$600.5	$475.4
Income taxes	124.6	98.1	434.0	344.2	266.8
Depreciation and amortization	24.6	24.5	97.7	97.5	99.8
Interest expense, net	16.2	18.0	64.6	96.2	82.0
Undistributed loss from joint venture	—	0.2	0.3	1.3	1.6
Non-operating charges, net	—	—	2.0	18.6	—
Non-recurring expenses	—	—	—	27.6	—

EBITDA	$380.1	$319.1	$1,378.2	$1,185.9	$925.6

(5)	Total adjusted claims represent network claims plus home delivery claims, which are multiplied by three, as home delivery claims are typically 90-day claims and network claims are generally 30-day claims.

(6)	Adjusted home delivery penetration rate is calculated by dividing the number of adjusted home delivery claims by the total adjusted claims during a given period of time.

(7)	Overall generic dispensing rate is calculated by dividing the number of adjusted generic claims by the total adjusted claims during a given period of time.

(8)	ROIC, or return on invested capital is after tax operating income, as adjusted by certain non-recurring items, as a percentage of average invested capital. We present ROIC on an annual basis only. ROIC is presented because we believe it is a widely accepted indicator of a company’s historical performance and is frequently used to measure the profitability of a company as a proportion of the total capital invested in the business. ROIC, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of ROIC may not be comparable to that used by other companies. Our calculation of ROIC is set forth in the following table.

	Year Ended December 31,
	2008	2007	2006
	(In millions)

Calculation of adjusted after tax operating income:
Operating income as reported	$1,280.5	$1,060.8	$825.8
Adjustment for non-recurring items(i)	—	27.6	—
Income tax(ii)	(457.9)	(396.6)	(305.0)

Adjusted after tax operating income	$822.6	$691.8	$520.8

Calculation of average invested capital — end of period:
Stockholders’ equity	$1,078.2	$696.4	$1,124.9
Interest bearing liabilities	1,760.3	2,020.4	1,450.5
Long-term deferred income taxes, net	313.8	278.6	257.1

Invested capital	$3,152.3	$2,995.4	$2,832.5

Average invested capital(iii)	$3,073.9	$2,914.0	$3,008.1
ROIC	26.8%	23.7%	17.3%

(i)	For the year ended December 31, 2007, non-recurring items include $6.0 of non-recurring legal expenses; $9.1 of non-recurring inventory charges in our specialty distribution line of business; benefit of $9.0 from settlement of a contractual item with a supply chain vendor; and $21.5 of bad debt charges and other non-recurring items in our specialty distribution line of business.

(ii)	The tax rate applied is the effective tax rate on continuing operations, which was 35.8%, 36.4% and 35.9% in fiscal years 2008, 2007 and 2006, respectively. The twelve months ended December 31, 2006 included a nonrecurring tax benefit of $7.3.

(iii)	Average invested capital for each respective period is the average of the invested capital at the end of the period and the invested capital at the beginning period. Invested capital at the beginning of the 2006 fiscal year was $3,183.8 and consisted of $1,464.8 of stockholders’ equity, $1,510.5 of interest bearing liabilities and $208.5 of long-term deferred income taxes, net.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. You may lose all or part of your investment. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to the Offering

Our level of indebtedness following the completion of the acquisition will be substantial and will effectively reduce the amount of funds available for other business purposes.

As of May 31, 2009, we had approximately $1,680.3 million of total debt on a consolidated basis. In connection with the acquisition, we currently expect to incur up to approximately $2.7 billion of incremental indebtedness to finance the acquisition. In addition, we will have approximately $400 million of additional available borrowings under our existing credit agreement, which may be used for the acquisition or other corporate purposes. Interest costs related to the notes and other debt we may incur to finance the acquisition will be substantial. Our new indebtedness may contain negative or financial covenants that would limit our operational flexibility beyond the limits imposed under our existing credit agreement. Our increased level of indebtedness could reduce funds available for additional acquisitions, capital expenditures or other business purposes, impact our ratings, restrict our financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other cash requirements, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets or businesses; or

•	to reduce or delay planned capital or operating expenditures.

Such measures might not be sufficient to enable us to service our debt and meet our other cash requirements, including the notes. In addition, any such financing, refinancing or sale of assets might not be available at all or on economically favorable terms.

If we do not complete the acquisition of the PBM business within the timeframes set out in the indenture governing the notes, we will be required to redeem the notes and as a result you may not obtain your expected return on the notes.

We may not be able to consummate the acquisition within the timeframe specified under “Description of the Notes — Special Mandatory Redemption.” Our ability to consummate the acquisition is subject to various closing conditions, many of which are beyond our control and we may not be able to complete the acquisition. If we are not able to consummate the acquisition on or prior to January 9, 2010, or the acquisition agreement is terminated at any time prior to that date, we will be required to redeem all notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from the date of initial issuance to but excluding the mandatory redemption date. However, there is no escrow account or security interest for the benefit of the noteholders and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the notes. This could be the case, for example, if we or any of our subsidiaries commence a bankruptcy or reorganization case, or such a case is commenced against us or one of our subsidiaries, before the date on which we are required to redeem the notes. In addition, even if we are able to redeem the notes pursuant to the mandatory redemption provisions you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the mandatory redemption provisions as long as the acquisition closes, nor will you have any right to require us to repurchase your notes if, between the closing of the notes offering and the closing of the acquisition, we experience any changes in our business or financial condition, or if the terms of the acquisition or the financing thereof change.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

Upon the occurrence of a change of control triggering event under the indenture governing the notes, we will be required to offer to repurchase the notes at a price of 101% of the aggregate principal amount of the notes outstanding on the date of such change of control plus accrued and unpaid interest. However, we may not have sufficient funds to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase would result in a default under the notes. For more information, see “Description of the Notes — Purchase of Notes Upon a Change of Control Triggering Event.”

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our or our subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the definition of “Change of Control Triggering Event” in the indenture governing the notes will contain only limited protections. We and our subsidiaries could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. The indenture will also permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, and to engage in sale-leaseback arrangements, subject to certain limits.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Claims of holders of the notes will be structurally subordinate to claims of creditors of any of our subsidiaries that do not guarantee the notes and the claims of secured creditors.

The notes will not be guaranteed by certain of our current and future subsidiaries, and under certain circumstances subsidiaries guaranteeing the notes may be released from their guarantees. See “Description of the Notes — Guarantees.” Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of such non-guarantor subsidiaries, including trade creditors. The supplemental indenture governing the notes will permit our non-guarantor subsidiaries to incur secured or unsecured indebtedness without becoming guarantors, subject to certain limits. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. The notes will not be secured by any of our or our guarantors’ assets, and as such will be effectively subordinated to any secured debt that we or our guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes or in respect of such guarantees.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to our or the applicable guarantors’ presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to any such guarantee. If it is found that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the notes or in respect of the applicable guarantee. Further, if the notes are voided, it could result in an event of default with respect to our and our subsidiaries’ other debt and that could result in acceleration of such debt. As described under “Description of the Notes — Guarantees,” we may under certain circumstances release guarantors and replace them with other guarantors, and guarantees may be reinstated after certain rating downgrades following release upon certain ratings upgrades. Such future guarantees could also be voided as a fraudulent conveyance depending on the circumstance at that time.

We cannot be certain of the standards that a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There is currently no market for the notes. We cannot assure you that an active trading market will develop.

Each series of notes is a new issue of securities with no established trading market. We currently do not intend to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system. We have been advised by the underwriters that they presently intend to establish a secondary market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any secondary market for the notes at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes will be adversely affected. See “Underwriting.”

Risks Related to the Acquisition

The anticipated benefits of the acquisition and the PBM agreement may not be realized fully and may take longer to realize than expected.

The acquisition involves the integration of the PBM business with our existing platform. We will be required to devote significant management attention and resources to integrating the PBM business. We may also experience difficulties in combining corporate cultures. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Even if we are able to integrate the PBM business operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings and operational efficiencies that we expect or that these benefits may not be achieved within a reasonable period of time.

We will incur significant transaction and acquisition-related costs in connection with the acquisition.

We will incur significant costs in connection with the acquisition. The substantial majority of these costs will be non-recurring expenses related to the acquisition, facilities and systems consolidation costs. These non-recurring costs and expenses are not reflected in the pro forma financial information included in this prospectus. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur substantial transaction fees and costs related to formulating integration plans. Additional costs will be incurred in the integration of the PBM business. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to more than offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The PBM agreement will be subject to early termination by either party for a material breach or if the other party becomes insolvent or subject to insolvency proceedings.

The term of the PBM agreement will be 10 years, but it may be terminated earlier by either party for a material breach or if the other party becomes insolvent or subject to insolvency proceedings. The failure to meet two or more of four designated performance guarantees for two consecutive calendar quarters by us will constitute a material breach of the PBM agreement. WellPoint may terminate the PBM agreement if we are acquired by a health maintenance organization, a preferred provider organization, a health insurer or other managed care organization, in each case that provides health benefits to more than 10 million individuals in the United States. The loss of anticipated benefits under the PBM agreement due to any such early termination may have a material adverse effect on our future results of operations and financial condition.

A change in law could materially alter the obligations of the parties under the PBM agreement.

If a change in law occurs that materially alters the obligations of the parties under the PBM agreement, the parties will be required to negotiate a modification of the services and/or pricing terms as necessary to maintain the comparable economic position of the respective parties as of the effective date of the PBM agreement, which is expected to be the same date as the closing of the acquisition. There can be no assurance that the parties will be successful in negotiating mutually acceptable terms.

Following the completion of the acquisition, we will be dependent on WellPoint for certain transitional services pursuant to a transition services agreement. The failure of WellPoint to perform its obligations under the transition services agreement could adversely affect our business, financial results and financial condition.

Our ability to effectively monitor and control the operations of the PBM business that we are acquiring depends to a large extent on the proper functioning of our information technology and business support systems. We will be initially dependent upon WellPoint to continue to provide certain information technology services, human resources services, existing procurement vendor services, finance services, real estate services and print mail services for a period of time after the completion of the acquisition to facilitate the transition of the PBM business. The terms of these arrangements will be governed by a transition services agreement to be entered into as of the closing of the acquisition. If WellPoint fails to perform its obligations under the transition services agreement, we may not be able to perform such services ourselves or obtain such services from third parties at all or on terms favorable to us. In addition, upon termination of the transition services agreement, if we are unable to develop the necessary systems, resources and controls necessary to allow us to provide the services currently being provided by WellPoint or to obtain such services from third parties, it could adversely affect our business, financial results and financial condition.

The carve out financial statements of the PBM business incorporated by reference herein may not be representative of the future financial position, future results of operations or future cash flows of the PBM business as part of our company, nor do they reflect what the financial position, results of operations or cash flows of the PBM business would have been as a part of our company during the periods presented.

Prior to the closing of the acquisition, the PBM business was a fully integrated business unit of WellPoint. The financial position, results of operations and cash flows of the PBM business presented may be different from those that would have resulted had the PBM business been operated as part of our company or from those that may result in the future from the PBM business being operated as a part of our company. This is primarily because:

•	the carve out financial information reflects allocation of expenses from WellPoint. Those allocations may be different from the comparable expenses the PBM business would have incurred as part of our company;

•	the carve out financial information does not reflect a required step up in the basis of the assets of the PBM business as a result of the acquisition, resulting in increased depreciation and amortization expense;

•	the carve out financial information is based on contracts with members of the supply chain that may be different from those that would have been utilized by the PBM business as part of our company; and

•	the carve out financial information is based on contracts with WellPoint and/or WellPoint’s affiliated health plans. These contracts will be replaced upon the closing of the acquisition with the PBM agreement which will result in materially different pricing.

The unaudited pro forma financial information in this document is presented for illustrative purposes only and does not purport to be indicative of what our actual financial position or results of operations would have been had the acquisition been completed on the dates indicated.

The unaudited pro forma financial information reflects adjustments and assumptions, which are based upon preliminary estimates to allocate the purchase price to the PBM business’ net assets, rendering these types of adjustments and assumptions difficult to make with complete accuracy. The purchase price allocation reflected in this prospectus supplement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of the PBM business as of the date of the completion of the acquisition. In addition, subsequent to the acquisition completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. In addition, the unaudited pro forma financial information does not reflect any adjustments for the new PBM agreement. The PBM business’ historic pricing methodology is not indicative of the pricing terms contained in the new PBM agreement. Accordingly, the revenues reflected in the pro forma financial statements do not purport to reflect the revenue that would have been earned during the respective periods if the new PBM agreement had been in effect. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

THE ACQUISITION

Overview

On April 9, 2009, we entered into the acquisition agreement with WellPoint to acquire the PBM business in exchange for total consideration of $4.675 billion, composed of $3.275 billion in cash and $1.4 billion in shares of our common stock (valued based on the average closing price of our common stock over the 60 days preceding the closing of the acquisition). We may, in our discretion, replace all or any portion of the common stock consideration with cash. The PBM business provides PBM services to approximately 25 million members and manages more than 265 million adjusted claims annually.

Upon closing of the acquisition, NextRx, Inc., NextRx Services, Inc. and NextRx, LLC will merge with our newly-formed 100% owned subsidiaries, NextRx Sub I, LLC, NextRx Sub II, LLC and NextRx Sub III, LLC, respectively. In connection with such mergers, each of the NextRx entities will execute a supplemental indenture and become a successor guarantor of the notes.

PBM Business Acquisition Rationale

We expect to realize several benefits of the acquisition of the PBM business, including the following:

•	Establishment of long-term relationship with key managed care client. WellPoint is one of the largest and has been one of the fastest growing managed care organizations in the United States. We believe that the acquisition and our long-term contract with WellPoint will help WellPoint continue to grow its membership and we will benefit from that growth. This relationship will also enable us to invest in the development and expansion of new product offerings and capabilities to enhance our value proposition.

•	Increase in scale and operational efficiency. We believe that the addition of the PBM business’ claims volume to that currently processed through our existing infrastructure will enable us to eliminate redundant costs and generate improved economies of scale that will benefit us, our clients and their members.

•	Significant cost savings opportunities. Expected drivers of cost-savings include increased utilization of generic and low-cost branded drugs, lower retail and home delivery drug costs, including through our specialty pharmacy solutions, higher home delivery penetration rates, increased manufacturer discounts, lower direct processing costs and lower general and administrative costs.

•	Acquisition in core business line. The PBM business’ membership base is complementary to ours and has similar characteristics to many of the plans we administer today, including plans that we have successfully integrated in connection with past acquisitions. In addition, we share a common heritage of innovation and a core commitment to improving health outcomes and reducing the cost of healthcare.

•	Earnings accretive. Excluding transaction costs and amortization of intangibles, we expect the acquisition to be neutral to slightly accretive to earnings per share in 2009 and moderately accretive to earnings per share in 2010. Once fully integrated in approximately 12 to 18 months after closing, we expect the acquisition to generate more than $1.0 billion of incremental EBITDA per year.

For a discussion of various factors that could prohibit or limit us from realizing some or all of these benefits, see “Risk Factors.”

Acquisition Agreement

Conditions to Closing.  Consummation of the acquisition is subject to certain customary conditions, including both parties having executed the PBM agreement, the registration rights agreement (if we elect to deliver stock as acquisition consideration) and the ancillary agreements at or prior to the closing.

Our obligation to consummate the acquisition is subject to certain additional conditions, including the receipt of all necessary government approvals (except for those which would not be material to the PBM business as a whole), the receipt of any state insurance law approvals and the completion of certain transition and integration projects to our reasonable satisfaction (this condition will be deemed to be satisfied from and after December 31,

2009). WellPoint’s obligation to consummate the acquisition is subject to certain other conditions, including the receipt of all necessary government consents and approvals (except for those which would not materially affect WellPoint’s non-PBM business) without the imposition of a burdensome term or condition on WellPoint’s operations post-closing. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act in connection with the acquisition expired on May 27, 2009.

Governmental Approvals.  Each party has agreed to use its reasonable best efforts to obtain the necessary governmental approvals for consummation of the acquisition and WellPoint has committed to take all actions necessary to obtain certain state insurance law approvals. However, we are not required to agree to any action in connection with the receipt of any state insurance law approval which could adversely affect us.

Termination.  The acquisition agreement contains specified termination rights for the parties and may be terminated at any time prior to closing by either party if any law or final order prohibits the transaction, the closing fails to occur by January 9, 2010, or the other party has breached any representation, warranty or covenant, such that the conditions relating to the accuracy of the other party’s representations and warranties or performance of covenants would fail to be satisfied and such breach is incapable of being cured or is not cured.

Pharmacy Benefit Management Services Agreement

We have agreed to enter into the PBM agreement with WellPoint at the closing of the acquisition. Under the terms of the PBM agreement, we will provide PBM services to WellPoint, including network contracting, pharmacy claims processing, home delivery, and formulary and rebate administration for group or individual benefit plans issued or administered by WellPoint, including Medicare Part D Plans. With limited exceptions, we will be the exclusive provider of PBM services for WellPoint and its affiliated plans. Individuals covered under benefit plans issued or administered by WellPoint will obtain prescription medications through our contracted network of retail pharmacies and through our wholly owned home delivery pharmacies. We are required to maintain a network of pharmacies of sufficient size to meet the needs of such covered individuals. We will process claims pursuant to our standard practices based on WellPoint’s formulary and benefit designs, and we will administer the rebate program through our standard proprietary rebate processes.

Pricing.  There are several components to the pricing structure of the PBM agreement. For commercial business, we will generally derive margin from claims reimbursement and dispensing fees paid to us by WellPoint. If the rate paid to us by WellPoint exceeds the rate for which we have contracted with a particular pharmacy, we will realize a positive margin on the applicable claim. The reverse also may be true, resulting in negative margin for us. In addition, when we receive payment from WellPoint before we make our payment to a pharmacy, we retain the benefit of the use of funds between these payments. These claim reimbursement amounts paid by WellPoint will be reconciled with annual net effective ingredient cost discount and dispensing fee guarantees. Medicare Part D business will be pass-through, where WellPoint will pay us an amount equal to what we pay the pharmacy, reconciled with net effective ingredient cost discount and dispensing fee guarantees. WellPoint will also pay us per claim administrative fees related to our claims processing duties. We will also receive additional miscellaneous fees for all other administrative duties. We will also earn rebates from pharmaceutical manufacturers based on WellPoint’s utilization as well as manufacturer administrative fees for administering our rebate program. We will retain a certain percentage of the rebates and administrative fees received from pharmaceutical manufacturers and will pay to WellPoint an amount equal to the greater of a specified percentage of these rebates and administrative fees, and a predetermined guaranteed amount.

Minimum Claim Volume.  Certain assumptions were made regarding the future volume of claims we expect to administer under the PBM agreement. Since the actual volume of claims could be materially different from the expected volume of claims under the PBM agreement, WellPoint will be required to make certain payments to us in the event of a shortfall with respect to agreed upon thresholds regarding claim volumes.

Term and Termination.  The term of the PBM agreement is 10 years, but it may be terminated earlier by either party for a material breach or if the other party becomes insolvent or subject to insolvency proceedings. The failure to meet two or more of four designated standard performance guarantees (which relate to implementation services, member satisfaction survey, pharmacy access and retail claims processing) for two consecutive calendar quarters by us constitutes a material breach of the PBM agreement. WellPoint may terminate the PBM agreement if we are acquired by a health maintenance organization, a preferred provider organization, a health insurer or other managed care organization, in each case that provides health benefits to more than 10 million individuals in the United States. If WellPoint were to experience a change of control, the PBM agreement would be binding on WellPoint’s successors.

Change in Law.  If a change in law occurs that materially alters the obligations of the parties under the PBM agreement, the parties are required to negotiate a modification of the services and/or pricing terms as necessary to maintain the comparable economic position of the respective parties as of the effective date of the PBM agreement, which is expected to be the same date as the closing of the acquisition.

Registration Rights Agreement

We have agreed to enter into a registration rights agreement (the “registration rights agreement”) with WellPoint at the closing of the acquisition in the event we issue shares of common stock to WellPoint as part of the consideration for the acquisition. We intend to use the net proceeds of the equity offering to finance a portion of the consideration for the acquisition in lieu of delivering any shares of common stock to WellPoint and we do not expect to enter into the registration rights agreement. WellPoint may not transfer its registration rights to any person other than any person reasonably acceptable to us which will become the holder of no less than 75% of our common stock originally issued to WellPoint. We will generally pay all fees and expenses incurred in connection with WellPoint’s offering and sale of our common stock, with the exception of any transfer taxes relating to such sale or disposition, any underwriting discounts and commissions attributable to such sale and other expenses in connection with certain hedging transactions.

Lock-up and Standstill.  The registration rights agreement contains lock-up provisions which would prohibit WellPoint from purchasing, selling, transferring or entering into hedging transactions with respect to (i) any common stock during the 7 days following the closing of the acquisition and (ii) more than the greater of $700 million or 70% of the common stock during the 45 days following the closing of the acquisition. The registration rights agreement would also prohibit WellPoint from engaging in transactions with respect to our common stock, including hedging transactions, in the public market during the period from 180 days until 365 days after the closing of the acquisition. Subject to certain limited exceptions, WellPoint will not be permitted to acquire our securities, including through hedging transactions or transfer our common stock to any person who would own 5% or more of our common stock following consummation of such transaction or enter into any hedging transaction which would have an equivalent effect.

Shelf Registration Rights.  If we deliver shares of our common stock to WellPoint as a portion of the acquisition consideration, we will be required to file a shelf registration statement with the SEC on the eighth day after closing of the acquisition in order to allow WellPoint to sell shares of our common stock (or, to the extent we already have a shelf registration statement on file on that date, we may elect to use that shelf registration statement for purposes of any sales of our common stock by WellPoint). Our obligation to maintain the shelf registration statement will cease on the earlier of (i) two years following the closing of the acquisition, (ii) the date on which WellPoint and its affiliates hold less than 3% of the outstanding shares of our common stock and our common stock owned by WellPoint can be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) the date on which WellPoint holds less than 1% of the outstanding shares of our common stock.

Demand Registration Rights.  Under the registration rights agreement, WellPoint will be able to request a total of four underwritten offerings as long as the anticipated gross proceeds from the underwritten offering exceed $150 million. WellPoint will not be permitted to conduct more than one underwritten offering during any 60-day period except that no such restriction applies to an underwritten offering during the period from 7 days to 45 days following closing of the acquisition. WellPoint’s demand registration rights will terminate on the date on which it holds less than 1% of the outstanding shares of our common stock.

Piggyback Registration Rights.  We will allow WellPoint to participate in our capital raising transactions that constitute underwritten offerings. WellPoint will lose this piggyback right on the date on which it holds less than 3% of the outstanding shares or our and the common stock owned by WellPoint can be sold pursuant to Rule 144 under the Securities Act. Piggyback rights will be subject to customary cutback provisions that will allow us to reduce the number of shares included by WellPoint in any of our underwritten offerings. We will be able to generally require WellPoint to agree to a lock-up on sales, dispositions and hedging transactions in connection with any underwritten offering upon request of the underwriters in such offering. WellPoint will not be required to provide this lock-up in the event that it holds less than 5% of the outstanding shares of our common stock.

Transition Services Agreement

We have agreed to enter into a transition services agreement with WellPoint at the closing of the acquisition, pursuant to which WellPoint will provide certain services, such as information technology services, human resources services, existing procurement vendor services, finance services, real estate services and print mail services (and including services provided by third parties) to us in order to facilitate the transactions contemplated by the acquisition agreement and the migration of the PBM business from WellPoint to us in accordance with the PBM agreement.

Committed Credit Facility

In connection with the acquisition, we entered into a debt commitment letter with the debt financing sources. Subject to the satisfaction of certain customary conditions, the debt financing sources committed to provide up to $2.5 billion in financing, consisting of a 364-day unsecured bridge credit facility. The commitments in respect of the committed credit facility will be reduced to approximately $18 million upon consummation of this offering and the equity offering.

The closing of the committed credit facility will occur, if at all, concurrently with the closing of the acquisition, and is subject to the negotiation of definitive loan documentation, the closing of the acquisition, our having a public corporate debt rating of BBB or higher with a stable outlook from Standard & Poor’s Ratings Services and a public corporate family rating of Baa3 or higher with a stable outlook from Moody’s Investors Service, Inc., our having a ratio of total debt to pro forma consolidated EBITDA of no more than 2.65 to 1.0 and other customary closing conditions. The maturity date of the committed credit facility is the earlier of 364 days after the closing of the acquisition and September 30, 2010. We are permitted to use the proceeds of the loans made under the committed credit facility only for purposes of financing the acquisition and paying fees and expenses incurred in connection with the acquisition.

If we close and borrow under the committed credit facility, borrowings will bear interest at variable rates with margins that step up over the term of the facility. The committed credit facility will contain covenants similar to those in our existing credit facility.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes from this offering will be approximately $2.48 billion after deducting underwriting discounts and commissions and before deducting other estimated offering expenses payable by us. We estimate the net proceeds from the equity offering will be approximately $1.36 billion ($1.57 billion if the underwriters of the equity offering exercise their over-allotment option in full). As described below, if the acquisition is consummated, we intend to use the net proceeds from this offering, together with the net proceeds from the equity offering, to finance a portion of the consideration for the acquisition. Pending that application of funds, we intend to invest the net proceeds from this offering in United States government obligations, bank deposits or other secure, short-term investments.

If we do not consummate the acquisition on or prior to January 9, 2010, or the acquisition agreement is terminated at any time prior thereto, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date. See “Description of the Notes — Special Mandatory Redemption.”

To consummate the acquisition we will be obligated to pay WellPoint cash consideration of at least $3.275 billion and an additional $1.4 billion, which may, in our sole discretion, be paid in cash, shares of our common stock or a combination of cash and shares of common stock. As of March 31, 2009, we had cash and cash equivalents of $725 million, $600 million of available borrowings under our existing credit facility and we have commitments from the debt financing sources to provide up to $2.5 billion in financing under the committed credit facility, which amount will be reduced to approximately $18 million upon consummation of this offering and the equity offering.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009, on an actual basis and on a pro forma as adjusted basis to give effect to this offering, the equity offering and the acquisition and related transactions, including all related fees and expenses (collectively, the “transactions”), as if they had occurred on such date. Pro forma as adjusted amounts will vary from amounts set forth below depending on several factors, including potential changes in our financing plans as a result of market conditions or other factors, the timing of the consummation of the respective transactions and other factors. You should read the data set forth in the table below in conjunction with “The Acquisition,” “Use of Proceeds,” “Summary Consolidated Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and our unaudited financial statements and the accompanying notes which are incorporated by reference from our Current Report on Form 8-K filed with the SEC on June 2, 2009.

	As of March 31, 2009
		Pro Forma as Adjusted for the
	Actual	Transactions(1)
	(Unaudited, in millions)

Cash and cash equivalents(2)	$725.0	$25.0

Debt:
Existing term loans(3)	$1,680.0	$1,680.0
Other	0.4	0.4
Notes offered hereby(4)	—	2,491.6
Existing revolving credit facility(3)	—	237.3

Total debt	1,680.4	4,409.3
Total stockholders’ equity	1,300.0	2,559.4

Total capitalization	$2,980.4	$6,968.7

(1)	Assumes that none of the acquisition consideration will be paid in the form of shares of our common stock, we receive net proceeds from this offering of $2.48 billion, and we receive net proceeds from the equity offering of $1.36 billion (which further assumes the underwriters do not exercise their over-allotment option).

(2)	We expect that the pro forma as adjusted cash balance will be increased from excess cash generated from operations prior to consummation of the acquisition and/or all or a portion of the net proceeds we may receive upon exercise of the equity offering underwriters’ over-allotment option, if the over-allotment option is exercised. If the acquisition is not consummated, amounts would be reduced by certain financing and other fees and expenses that are not contingent upon consummation of the acquisition.

(3)	At March 31, 2009, our credit agreement included $880.0 million of Term A loans, $800.0 million of Term-1 loans and a $600.0 million revolving credit facility, none of which was outstanding as of March 31, 2009. During the first quarter of 2009, we made scheduled payments of $80.0 million on the Term A loan. The maturity date of the credit facility is October 14, 2010. For purposes of this presentation, we have assumed the use of $237.3 million of borrowings under our existing credit facility to fund a portion of the acquisition consideration and fees and expenses incurred in connection with the transactions. Borrowings under our existing credit facility may be reduced by excess cash generated from operations prior to consummation of the acquisition and/or all or a portion of the net proceeds we may receive upon exercise of the equity offering underwriters’ over-allotment option, if the over-allotment option is exercised.

(4)	Reflects gross proceeds net of original issue discount of $8.4 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations for fiscal 2008 and the three months ended March 31, 2009 give effect to the acquisition and related financing transactions, including this offering and the equity offering (collectively, the “transactions”) as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of March 31, 2009 gives effect to the transactions as if they had occurred on March 31, 2009.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, differences resulting from the new PBM agreement, potential synergies, and the impact of the incremental costs incurred in integrating the PBM business. In addition, no adjustments have been made for non-recurring items related to the transactions or the transition services agreement. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Express Scripts and the PBM business and do not purport to project the future financial condition and results of operations after giving effect to the transactions.

We have agreed to enter into a transition services agreement with WellPoint at the closing of the acquisition, pursuant to which WellPoint will provide certain services, such as information technology services, human resources services, existing procurement vendor services, finance services, real estate services and print mail services (and including services provided by third parties) to us in order to facilitate the transactions contemplated by the acquisition agreement and the migration of the PBM business from WellPoint to us in accordance with the PBM agreement. We believe that the costs associated with the transition services agreement will not be materially different from the costs of the administrative services that WellPoint currently provides to the PBM business which are included within the PBM business’ historical financial statements. As such, no pro forma adjustment has been made for the transition services agreement.

No pro forma adjustments have been included with respect to the new PBM agreement. We do not believe appropriate assumptions could be made to estimate an accurate pro forma adjustment for the new PBM agreement. We will have new pricing agreements with WellPoint, the supply chain contracts will be different and we expect to achieve substantial economies of scale. Accordingly, we would expect that had the PBM agreement been in effect during the periods presented, our pro forma operating income would have been higher than that reflected in the pro forma financial statements.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities of the PBM business based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the transactions.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition or the new PBM agreement.

The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Express Scripts, Inc. and the PBM business and has been prepared to illustrate the effects of the acquisition of the PBM business by Express Scripts, the receipt of $2.5 billion of proceeds from this offering, as well as from the $1.4 billion equity offering. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of Express Scripts and the PBM business included in the Current Report on Form 8-K filed with the SEC on June 2, 2009, and the Quarterly Report on Form 10-Q of Express Scripts for the quarter ended March 31, 2009, filed with the SEC on April 29, 2009.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2009

	Express		Pro Forma		Pro Forma
	Scripts	PBM Business	Adjustments		Combined
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$725.0	$6.7	$(706.7	) (A)(B)	$25.0
Restricted cash and investments	6.1	—	—		6.1
Receivables, net	1,200.8	828.3	—		2,029.1
Related party receivable	—	519.1	518.7	(E)	1,037.8
Inventories	180.1	61.1	—		241.2
Deferred taxes	120.3	20.1	(20.1	) (B)	120.3
Prepaid expenses and other current assets	24.5	2.1	—		26.6

Total current assets	2,256.8	1,437.4	(208.1)		3,486.1
Property and equipment, net	219.6	59.1	(19.5	) (C)	259.2
Goodwill	2,880.9	165.1	2,370.5	(D)	5,416.5
Other intangible assets, net	323.0	127.6	1,455.7	(D)	1,906.3
Other assets	28.4	0.5	—		28.9

Total assets	$5,708.7	$1,789.7	$3,598.6		$11,097.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and rebates payable	$1,365.4	$808.9	$518.7	(E)	$2,693.0
Accounts payable	490.9	—	—		490.9
Accrued expenses	489.9	218.2	(149.3	) (B)	558.8
Current maturities of long-term debt	520.1	—	237.3	(A)	757.4
Current liabilities of discontinued operations	4.9	—	—		4.9

Total current liabilities	2,871.2	1,027.1	606.7		4,505.0
Long-term debt	1,160.3	—	2,491.6	(A)	3,651.9
Other liabilities	377.2	57.0	(53.5	) (B)	380.7

Total liabilities	4,408.7	1,084.1	3,044.8		8,537.6

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	3.2	—	0.2	(F)	3.4
Additional paid-in capital	645.7	—	1,364.2	(F)	2,009.9
Accumulated other comprehensive income	4.9	—	—		4.9
Retained earnings	3,575.4	705.6	(810.6	) (F)	3,470.4

	4,229.2	705.6	553.8		5,488.6
Common stock in treasury at cost	(2,929.2)	—	—		(2,929.2)

Total stockholders’ equity	1,300.0	705.6	553.8		2,559.4

Total liabilities and stockholders’ equity	$5,708.7	$1,789.7	$3,598.6		$11,097.0

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2008

	Express		Pro Forma		Pro Forma
	Scripts	PBM Business	Adjustments		Combined
	(In millions, except per share data)

Revenues	$21,978.0	$17,178.1	$(1,254.0	) (G)	$37,902.1
Cost of revenues	19,937.1	16,408.1	(1,179.9	) (H)	35,165.3

Gross profit	2,040.9	770.0	(74.1)		2,736.8
Selling, general and administrative	760.4	417.8	25.4	(I)	1,203.6

Operating income	1,280.5	352.2	(99.5)		1,533.2

Other (expense) income:
Non-operating charges, net	(2.0)	—	—		(2.0)
Undistributed loss from joint venture	(0.3)	—	—		(0.3)
Interest income	13.0	—	1.3	(G)	14.3
Interest expense	(77.6)	—	(158.4	) (J)	(236.0)

	(66.9)	—	(157.1)		(224.0)

Income before income taxes	1,213.6	352.2	(256.6)		1,309.2
Provision (benefit) for income taxes	434.0	124.9	(83.7	) (K)	475.2

Net income from continuing operations	$779.6	$227.3	$(172.9)		$834.0

Weighted average number of common shares outstanding during the period:
Basic:	248.9	—	23.0	(L)	271.9
Diluted:	251.8	—	23.0	(L)	274.8
Basic earnings per share from continuing operations:	$3.13	$—	$—		$3.07
Diluted earnings per share from continuing operations:	$3.10	$—	$—		$3.03

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2009

	Express		Pro Forma		Pro Forma
	Scripts	PBM Business	Adjustments		Combined
	(In millions, except per share data)

Revenues	$5,422.8	$4,317.4	$(339.3	) (G)	$9,400.9
Cost of revenues	4,888.7	4,107.2	(319.8	) (H)	8,676.1

Gross profit	534.1	210.2	(19.5)		724.8
Selling, general and administrative	178.6	110.6	4.6	(I)	293.8

Operating income	355.5	99.6	(24.1)		431.0

Other (expense) income:
Interest income	0.9	—	0.1	(G)	1.0
Interest expense	(17.1)	—	(39.5	) (J)	(56.6)

	(16.2)	—	(39.4)		(55.6)

Income before income taxes	339.3	99.6	(63.5)		375.4
Provision for income taxes	124.6	33.2	(17.4	) (K)	140.4

Net income from continuing operations	$214.7	$66.4	$(46.1)		$235.0

Weighted average number of common shares outstanding during the period:
Basic:	247.6	—	23.0	(L)	270.6
Diluted:	249.3	—	23.0	(L)	272.3
Basic earnings per share from continuing operations:	$0.87	$—	$—		$0.87
Diluted earnings per share from continuing operations:	$0.86	$—	$—		$0.86

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 —	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements and financial statements of the PBM business for fiscal 2008 and as of and for the three months ended March 31, 2009.

The unaudited pro forma condensed combined statement of operations for fiscal 2008 and for the three months ended March 31, 2009 give effect to the pending acquisition as if it had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of March 31, 2009 gives effect to the acquisition as if it had occurred on March 31, 2009.

We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, which is based on Statement of Financial Accounting Standard (“SFAS”) No. 141R, “Business Combinations” (“FAS 141R”). FAS 141R uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements” (“FAS 157”). We have adopted both FAS 141R and FAS 157 as required.

FAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, FAS 141R establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. Our intent is to use the proceeds from this offering and the equity offering to pay cash to WellPoint as consideration for the acquisition. The transaction fees have been excluded from the unaudited pro forma condensed combined statement of operations as they are non-recurring and are reflected as borrowings under the credit facility revolver and as an adjustment to retained earnings on the unaudited pro forma condensed combined balance sheet.

FAS 157 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in FAS No. 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from WellPoint based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the transactions.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition or any adjustment for the new PBM agreement.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Note 2 —	Preliminary Purchase Price

We have entered into the acquisition agreement with WellPoint to acquire the PBM business. The purchase price for the acquisition is estimated as follows, subject to a working capital adjustment (in millions):

Estimated Purchase Price:

Minimum cash to be paid to WellPoint	$3,275
Additional cash (or value of shares of our common stock to be issued to WellPoint)	1,400

Total Purchase Price	$4,675

In connection with the acquisition, we have entered into a debt commitment letter with a syndicate of commercial banks to provide up to $2.5 billion in financing for the acquisition under the committed credit facility. The commitment will be reduced to approximately $18 million upon completion of the offerings. We do not currently plan to borrow funds under the committed credit facility.

We intend to use the proceeds from the equity offering to cover a portion of the purchase price in lieu of issuing any shares of our common stock to WellPoint.

Note 3 —	Preliminary Purchase Price Allocation

We will allocate the purchase price paid by us to the fair value of the PBM business assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of the PBM business as of March 31, 2009. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to the final management analyses, with the assistance of valuation advisors, at the completion of the acquisition. The intangible assets are comprised of customer contracts and relationships with a weighted average useful life of 15 years, which is consistent with the estimated benefit period. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the acquisition is complete may differ materially from the pro forma amounts presented as follows (in millions):

Tangible assets acquired:
Current assets	$1,410.6
Property and equipment, net (See Note 4(C))	39.6
Other non-current assets	0.5

Total tangible assets acquired	1,450.7
Value assigned to identifiable intangible assets acquired	1,570.0
Liabilities assumed	(881.3)

Total assets acquired in excess of liabilities assumed	2,139.4

Goodwill	2,535.6

Total purchase price	$4,675.0

Tangible assets acquired, as used in the calculation above, excludes the PBM business’ cash and cash equivalents and deferred tax assets prior to the acquisition but includes related parties receivables because it will be paid in accordance with the acquisition agreement. Liabilities assumed, as used in the calculation above, primarily include rebates and claims payable and exclude the PBM business’ income taxes payable to WellPoint and deferred tax liabilities as these will not be paid in accordance with the acquisition agreement.

We have determined that goodwill arising from the acquisition will be deductible for tax purposes. Express Scripts and WellPoint have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to the acquisition of NextRx, Inc. and NextRx Services, Inc. We estimate the net present value of future cash

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

savings to us from the deduction to be between $800 million and $1.2 billion depending upon the discount factor and tax rate assumed.

Note 4 —	Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Adjustment reflects the use of $700.0 million of cash, which is anticipated to be available at the closing of the acquisition, to fund a portion of the acquisition consideration. The Company expects that the cash balance reflected in the March 31, 2009 pro forma balance sheet will be increased from excess cash generated from operations prior to consummation of the acquisition and/or all or a portion of the net proceeds the Company may receive upon exercise of the equity offering underwriters’ over-allotment option, if the over-allotment option is exercised.

Sources and uses of funds to finance the PBM business acquisition are as follows (in millions):

Sources of funds:
Cash on hand	$700.0
Additional borrowings from revolver under existing credit facility	237.3
Net proceeds of this offering(1)	2,478.3
Net proceeds of the equity offering(2)	1,364.4

Total Sources of Funds	$4,780.0

Uses of funds:
Payment to WellPoint	$4,675.0
Transaction costs(3)	105.0

Total Uses of Funds	$4,780.0

(1)	Net proceeds of this offering are calculated based on $2.5 billion of gross proceeds less original issue discount of $8.4 million and financing costs of $13.3 million. These financing costs will be amortized over an estimated weighted average period of 5.2 years and are reflected in other intangible assets, net.

(2)	Net proceeds of the equity offering are calculated based on $1.4 billion of gross proceeds less $38.6 million of issuance costs which will be offset against the proceeds. These costs are reflected as a reduction of equity.

(3)	In accordance with FAS 141R, the costs related to the acquisition will be expensed as they are incurred. These include $39 million primarily related to legal, banker, accounting and filing fees and $66 million related to financing costs for the committed credit facility. As we do not anticipate drawing on the committed credit facility, we anticipate the commitment will be terminated at the closing of the acquisition and thus the fees related to such committed credit facility will be written off at that time.

(B)	Elimination of the PBM business’ assets and liabilities not acquired

These adjustments eliminate the PBM business’ assets and liabilities which are not being acquired and are not disclosed elsewhere in these notes. As of March 31, 2009, these were comprised of the PBM business’ cash and cash equivalents of $6.7 million, current deferred tax assets of $20.1 million, income taxes payable of $149.3 million and non-current deferred tax liability of $53.5 million.

(C)	Property, plant and equipment

Adjustment includes the fair value estimate of the property, plant and equipment being acquired of $39.6 million and removal of certain PBM business assets which are not being acquired.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(D)	Goodwill and Intangibles

The net adjustment to goodwill includes the elimination of the PBM business’ pre-acquisition goodwill balances and is calculated as follows (in millions):

Purchase price allocation to goodwill (Note 3)	$2,535.6
Elimination of pre-acquisition PBM business goodwill:	(165.1)

Total adjustment to goodwill	$2,370.5

The net adjustment to other intangible assets, net, is calculated as follows (in millions):

New intangibles recorded:
Value assigned to customer contracts and relationships acquired	$1,570.0
Debt issuance costs	13.3
Elimination of pre-acquisition intangibles:
PBM business pre-acquisition other intangibles	(127.6)

Total adjustment to other intangible assets, net	$1,455.7

See Note 3 for the estimated purchase price allocation.

(E)	Claims and rebates payable

This reflects a conforming accounting adjustment for a difference between the PBM business’ contractual arrangements with the retail pharmacies and the contractual arrangements we have with retail pharmacies. The corresponding offset was recorded as a related party receivable.

(F)	Equity adjustments

The historical stockholders’ equity of the PBM business will be eliminated upon the completion of the acquisition. Our total stockholders’ equity after giving effect to the acquisition will be increased over the pre-acquisition amounts by the fair value of any common stock issued in connection with the purchase price. We will issue 23 million shares of our common stock in the equity offering. The gross proceeds are $1.4 billion ($1.6 billion if the underwriters’ over-allotment option is exercised in full) at the public offering price of $61.00. The calculation of the pro forma adjustments to common stock and additional paid-in capital, or APIC, is as follows (in millions):

		Additional
	Common	Paid-in
	Stock	Capital

Par value of common stock to be issued	$0.2	$—
APIC impact of shares issued	—	1,402.8
Estimated issuance fees (See Note (A))		(38.6)

Total pro forma adjustment	$0.2	$1,364.2

The following is a summary of the adjustment to retained earnings (in millions):

Retained
Earnings

Elimination of the PBM business parent company’s net investment	$(705.6)
Acquisition related transaction fees (See Note (A))	(39.0)
Write-off of committed credit facility fees (See Note (A))	(66.0)

Total pro forma adjustment	$(810.6)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Unaudited Pro Forma Condensed Combined Statements of Operations

(G)	Revenues

A reclassification adjustment was made for the PBM business’ rebates and administrative fees payable to clients to conform to our presentation of these amounts. These were presented as cost of revenues within the PBM business’ historical financials. The total reclassification, which reduces revenues, was $339.2 million for the three months ended March 31, 2009 and $1,252.7 million for fiscal 2008. In addition, a reclassification of the PBM business’ investment income from revenues to interest income was made to conform to our presentation. The total investment income reclassification was $0.1 million for the three months ended March 31, 2009 and $1.3 million for fiscal 2008.

(H)	Cost of revenues

As noted above in section (G) Revenues, an adjustment was made to reclassify the PBM business’ rebates and administrative fees payable to clients to conform to our presentation. Also, an adjustment was made to reclassify the PBM business’ direct costs associated with dispensing prescriptions to conform to our presentation. The prescription dispensing expenses were classified as general and administrative expenses in the PBM business’ historical financial statements. The calculation of the pro forma adjustments to cost of revenues is as follows (in millions):

	Three Months	Fiscal Year
	Ended	Ended
	March 31, 2009	December 31, 2008

Reclassification of rebates and administrative fees payable to clients	$(339.2)	$(1,252.7)
Reclassification of direct costs associated with dispensing prescriptions	18.5	69.3
Depreciation expense (See (I) Amortization of intangible assets and depreciation expense)	0.9	3.5

Net adjustment to cost of revenues	$(319.8)	$(1,179.9)

(I)	Selling, general and administrative expense

Amortization of intangible assets

Adjustments have been included to record the estimated net increase in amortization expense for other intangible assets. The incremental amortization expense was calculated using a preliminary weighted average estimated useful life of 15 years, which is consistent with the estimated benefit period, to amortize the preliminary estimated value of $1,570 million assigned to customer contracts and relationships. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by approximately $10 million. An increase or decrease in the estimated useful life would increase or decrease annual amortization expense by approximately $7 million. The calculation of the incremental amortization expense is as follows (in millions):

	Three Months	Fiscal Year
	Ended	Ended
	March 31, 2009	December 31, 2008

Estimated amortization expense for identifiable intangible assets acquired	$27.3	$109.0
Less: amortization expense recorded by the PBM business	(2.0)	(8.2)

Incremental amortization expense	$25.3	$100.8

The amount allocated to identifiable intangible assets and the estimated useful lives are based on preliminary fair value estimates under the guidance of FAS 141R and FAS 157. The purchase price allocation for identifiable

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

intangible assets is preliminary and was made only for the purpose of presenting the pro forma combined financial information.

In accordance with FAS 141R and FAS 157, we will finalize the analysis of the fair value of the assets acquired and liabilities assumed resulting from the acquisition for purpose of allocating the purchase price. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.

Depreciation expense

The change in depreciation expense is a result of adjusting the acquired property and equipment to an estimated fair value of $39.6 million based on estimated remaining useful lives ranging from 1 to 2 years for computer software, 4 to 10 years for furniture, equipment and leasehold improvements and 38 years for a building. There are certain PBM business assets that we are not acquiring from WellPoint. These assets and associated depreciation are excluded from the adjusted pro forma financial statements. The calculation of the depreciation expense is as follows (in millions):

	Three Months	Fiscal Year
	Ended	Ended
	March 31, 2009	December 31, 2008

Cost of revenues depreciation expense	$0.9	$3.5

Selling, general and administrative depreciation expense*	0.6	2.4
Less: depreciation expense recorded by the PBM business	(2.8)	(8.5)

Net depreciation adjustment to selling, general and administrative	$(2.2)	$(6.1)

*	Summary of adjustment to selling, general and administrative expense

	Three Months	Fiscal Year
	Ended	Ended
	March 31, 2009	December 31, 2008

Incremental amortization expense	$25.3	$100.8
Depreciation adjustment	(2.2)	(6.1)
Reclassification of direct costs associated with dispensing prescriptions to Cost of revenues (See (H) Cost of revenues)	(18.5)	(69.3)

Net adjustment to selling, general and administrative expense	$4.6	$25.4

(J)	Interest Expense

The interest expense adjustment included in the unaudited pro forma condensed combined statement of operations reflects the additional interest expense, using a weighted average interest rate of 6.1%, which includes the effect of the $8.4 million original issue discount, for the notes as well as the amortization of the related deferred financing fees. The weighted average interest is calculated based on 40% of the notes due in 2012 with an interest rate of 5.25%, 40% of the notes due in 2014 with an interest rate of 6.25% and 20% of the notes due in 2019 with an interest rate of 7.25%. We will incur $13.3 million of deferred financing fees with a weighted average amortization period of 5.2 years, in connection with the notes.

We intend to draw upon our current credit facility revolver for the portion of the purchase price that is not funded through other sources. We estimate the interest on the revolver to be 1.9% using a six month LIBOR rate as of June 4, 2009, plus a margin of 75 basis points.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The adjustment to interest expense is calculated as follows (in millions):

	Three Months	Fiscal Year
	Ended	Ended
	March 31, 2009	December 31, 2008

Interest expense on the notes with a 6.1% weighted average rate, which includes the effect of the original issue original issue discount	$37.8	$151.3
Incremental interest on revolver draw at 1.9%	1.1	4.6
Amortization of deferred financing fees recorded in connection with the notes	0.6	2.5

Adjustment amount	$39.5	$158.4

(K)	Income taxes

Adjustments reflect the income tax effect of the pro forma combined income tax provision of 37.4% for the three months ended March 31, 2009 and 36.3% for the fiscal year ended December 31, 2008, based on applicable federal and state statutory tax rates. The fiscal year ended December 31, 2008 tax rate reflects our non-recurring net tax benefits of $7.7 million.

(L)	Basic and diluted shares

Reflects the pro forma total number of shares outstanding giving effect to the equity offering (assuming no exercise of the underwriters’ over-allotment option).

DESCRIPTION OF THE NOTES

The following description of certain material terms of the 5.250% Senior Notes due 2012 (the “2012 notes”), the 6.250% Senior Notes due 2014 (the “2014 notes”) and the 7.250% Senior Notes due 2019 (the “2019 notes” and, together with the 2012 notes and the 2014 notes, the “notes”) offered hereby does not purport to be complete. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The notes will be issued under and governed by an indenture, to be dated as of June 9, 2009 (the “base indenture”) among us, the guarantors and Union Bank, N.A., as trustee (the “trustee”), as supplemented by supplemental indentures to be entered into among us, the guarantors and the trustee (together with the base indenture, the “indenture”). Although for convenience the 2012 notes, the 2014 notes and the 2019 notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this Description of the Notes, references to the “notes” shall be deemed to refer to each series of notes separately, and not to the 2012 notes, the 2014 notes and the 2019 notes on any combined basis. The following description is subject to, and is qualified in its entirety by reference to, the indenture. Unless otherwise defined herein, capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms “we,” “us,” “our” and “Express Scripts” refer to Express Scripts, Inc., and not to any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. The following description of material terms of the indenture and the notes is a summary only. This description is subject to, and qualified in its entirety by reference to, the actual provisions of the notes and the indenture, which are or will be filed with the SEC as exhibits to the registration statement of which this prospectus supplement and accompanying prospectus are a part and incorporated by reference into this prospectus supplement and accompanying prospectus. For information about how to obtain copies of the indenture from us, see “Where You Can Find More Information.”

General

The aggregate principal amount of the three separate series of notes offered hereby will initially be limited to $2,500,000,000. The 2012 notes will be initially limited to $1,000,000,000 aggregate principal amount and will mature on June 15, 2012. The 2014 notes will be initially limited to $1,000,000,000 aggregate principal amount and will mature on June 15, 2014. The 2019 notes will be initially limited to $500,000,000 aggregate principal amount and will mature on June 15, 2019. We may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP numbers as the notes being offered hereby. All notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. The notes will be jointly and severally and fully and unconditionally guaranteed by certain of our domestic wholly owned subsidiaries (as defined below), each of which is a guarantor of our obligations under our existing credit agreement and will become a guarantor under our committed credit facility, if drawn. The notes will be effectively subordinated to any secured indebtedness we and our subsidiaries may have or incur in the future to the extent of the collateral securing the same and will be structurally subordinated to the obligations (including trade accounts payable) of our subsidiaries that do not guarantee the notes. At March 31, 2009, we had outstanding approximately $1,680.4 million of senior unsecured indebtedness and no secured indebtedness, and our non-guarantor subsidiaries had approximately $10.0 million of liabilities.

The indenture will not contain any covenants or provisions that would afford the holders of the notes protection in the event of a highly leveraged or other transaction that is not in the best interests of noteholders, except to the limited extent described below under “— Covenants.”

Guarantees

The notes will be jointly and severally and fully and unconditionally guaranteed by certain of our domestic wholly owned subsidiaries, each of which is a guarantor of our obligations under our existing credit agreement (each, an “initial guarantor”) and will become a guarantor under our committed credit facility, if drawn. The notes will also be guaranteed (1) upon the closing of the acquisition by NextRx, Inc., NextRx Services, Inc. and NextRx, LLC and (2) in the future, by certain subsidiaries under the circumstances described under “— Covenants — Additional Guarantors,” including any subsidiary that becomes a guarantor of obligations under our existing credit agreement (each, an “additional guarantor” and, together with the initial guarantors, the “guarantors”).

Each guarantor’s guarantee of the notes:

•	will be a general unsecured obligation of that guarantor;

•	will be pari passu in right of payment with all existing and future senior unsecured indebtedness of that guarantor; and

•	will be senior in right of payment to all existing and future subordinated indebtedness of that guarantor.

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of March 31, 2009, our non-guarantor subsidiaries had liabilities of $10.0 million and held 0.4% of our consolidated assets. For the year ended December 31, 2008, the non-guarantor subsidiaries generated a positive 0.3% and a negative 0.4% of our consolidated total revenues and operating income, respectively.

The obligations of each guarantor will be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance under applicable law. If a guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the guarantor, and, depending on the amount of such indebtedness, a guarantor’s liability on its guarantee could be reduced to zero. See “Risk Factors — Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes or in respect of such guarantees.”

The indenture will provide for the release of all or some of the guarantors of the notes in certain circumstances, including:

•	all or substantially all of the equity interests or assets of such guarantor are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates;

•	such guarantor is not a borrower or guarantor under, and does not grant any lien to secure any obligations pursuant to, our existing credit agreement (or our committed credit facility if we need additional funds to complete the acquisition), any refinancing or replacement thereof or any other indebtedness for borrowed money having an aggregate principal amount outstanding in excess of 15% of our consolidated net worth and is released or discharged from each guarantee and liens granted by such guarantor with respect to all of such indebtedness other than obligations arising under the indenture and any securities issued under the indenture, except discharges or releases by or as a result of payment under such guarantees; or

•	under the circumstances described under “— Covenants — Additional Guarantors.”

No guarantor currently has any guarantee with respect to, or has incurred or granted any lien to secure, debt of an amount in excess of 15% of our consolidated net worth, other than guarantees of obligations under our existing credit agreement. Therefore, unless such other debt is hereafter so incurred, guaranteed or secured by a guarantor, if such guarantor is released from its guarantees with respect to our existing credit agreement, then such guarantor may be released from its guarantee of the notes.

Our existing credit agreement provides that a guarantor may be released as a guarantor in certain circumstances, including:

•	if all of the capital stock of the subsidiary guarantor is sold to any person pursuant to a sale or other disposition otherwise permitted by the existing credit agreement;

•	if such guarantor is designated as an “exempt subsidiary” by us, provided that we may not designate any subsidiary as an exempt subsidiary if, at the time of such proposed designation, and both before and immediately after giving effect to the designation, the total assets of all exempt subsidiaries are equal to or greater than 30% of our total consolidated assets on that date; or

•	with the consent of the requisite lenders.

Principal and Interest

The 2012 notes will mature on June 15, 2012, the 2014 notes will mature on June 15, 2014 and the 2019 notes will mature on June 15, 2019, unless, in each case, we redeem the notes prior to that date, as described below under “— Special Mandatory Redemption” and “— Optional Redemption.” Interest on the 2012 notes will accrue at the rate of 5.250% per year, interest on the 2014 notes will accrue at the rate of 6.250% per year and interest on the 2019 notes will accrue at the rate of 7.250% per year, and in each case will be paid on the basis of a 360-day year of twelve 30-day months. We will pay interest on the notes semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009 to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day.

Amounts due on the stated maturity date or earlier redemption date of the notes will be payable at the corporate trust office of the trustee at 551 Madison Avenue, 11th Floor, New York, NY 10022. We may make payment of interest on an interest payment date in respect of notes in certificated form by check mailed to the address of the person entitled to the payment as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States. We will make payments of principal, premium, if any, and interest in respect of notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

If any interest payment date, stated maturity date or earlier redemption date falls on a day that is not a business day in The City of New York, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption date, as the case may be, to the next business day.

Special Mandatory Redemption

In the event that we do not consummate the acquisition of the PBM business on or prior to January 9, 2010, or the acquisition agreement is terminated at any time prior thereto, then we will redeem all the notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate accreted principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “special mandatory redemption date” means the earlier to occur of (1) January 25, 2010, if the proposed acquisition has not been completed on or prior to January 9, 2010, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the acquisition agreement for any reason.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of all notes to be redeemed on the special mandatory redemption date are deposited with Union Bank, N.A. as paying agent (the “paying agent”) on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special redemption date, the notes will cease to bear interest. The provisions relating to special mandatory redemption described in this paragraph may not be waived or modified for each series of notes without the written consent of holders of at least 90% in principal amount of that series of notes outstanding.

Optional Redemption

We may redeem some or all of each series of notes prior to maturity at a price equal to the greater of:

•	100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest on such notes to the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points with respect to any 2012 notes, 2014 notes and 2019 notes being redeemed, plus, in each case, unpaid interest on the notes being redeemed accrued to the redemption date.

We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the affected series of notes as of the close of business on the applicable regular record date.

The term “comparable treasury issue” means the United States Treasury security or securities selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

The term “comparable treasury price” means, with respect to any redemption date:

•	the average of three reference treasury dealer quotations for the redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or

•	if the trustee obtains fewer than four reference treasury dealer quotations, the average of all reference treasury dealer quotations for the redemption date so obtained.

The term “independent investment banker” means one of the reference treasury dealers appointed by the trustee after consultation with us.

The term “reference treasury dealer” means each of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. (in each case, or their affiliates and their respective successors); provided that if any of these reference treasury dealers resigns, then the respective successor will be a primary United States government securities dealer in the City of New York selected by us.

The term “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such reference treasury dealer at approximately 3:30 p.m., New York City time, on the third business day preceding such redemption date.

The term “treasury rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

We will give written notice of any redemption of any series of notes to holders of that series of notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the series of notes to be redeemed, the redemption date and the redemption price.

If we choose to redeem less than all of any series of notes, then we will notify the trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of that series of notes to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes of that series to be redeemed in part. See also “— Book-Entry” and “— Global Clearance and Settlement Procedures” below.

If we have given notice as provided in the indenture and made funds irrevocably available for the redemption of any series of notes called for redemption on the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.

The notes will not be subject to, or have the benefit of, a sinking fund.

Purchase of Notes Upon a Change of Control Triggering Event

If a change of control triggering event occurs, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “change of control offer”) on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “change of control payment”). Within 30 days following any change of control triggering event, or at our option, prior to any change of control but after the public announcement of the pending change of control, we will be required to mail a notice to holders of notes, with a copy to the trustee, describing the transaction or transactions that constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date shall be a business day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”), pursuant to the procedures required by the notes and described in such notice. The notice will, if mailed prior to the date of the consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the notes by virtue of such conflicts.

On the change of control payment date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased and that all conditions precedent provided for in the indenture to the change of control offer and to the repurchase by us of notes pursuant to the change of control offer have been complied with.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control triggering event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer, or (ii) we have given written notice of a redemption of the notes as provided under “Optional Redemption” above, unless we have failed to pay the redemption price on the redemption date. The provisions relating to a change in control triggering event may not be waived or modified for each series of notes without the written consent of holders of at least a majority in principal amount of that series of notes outstanding. For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

The term “below investment grade rating event” means the notes are not rated, or are rated below an investment grade rating by each of the rating agencies (as defined below) on any date during the period commencing 60 days prior to the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of the change of control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the rating agencies), provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control triggering event hereunder) if the Rating Agency or Rating Agencies ceasing to rate the notes or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

The term “change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Express Scripts and our subsidiaries taken as a whole to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “group”) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Express Scripts (whether or not otherwise in compliance with the provisions of the indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group becomes the beneficial owner (as defined in Rule 13(d) under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; (4) Express Scripts consolidates with or merges with or into any person, or any person consolidates with, or merges with or into, Express Scripts, pursuant to a transaction in which any of the outstanding voting stock of Express Scripts or such other person is converted into or exchanged for cash, securities or other property (except when voting stock of Express Scripts is converted into, or exchanged for, at least a majority of the voting stock of the surviving person immediately after giving effect to the transaction); or (5) the first day on which a majority of the members of our board of directors are not continuing directors.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest, where our board of directors initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors as continuing directors for purposes of the indenture. This may result in a change in the composition of the board that, but for such subsequent approval, would have otherwise constituted a change of control requiring a repurchase offer under the terms of the indenture.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

The term “change of control triggering event” means the occurrence of both a change of control and a below investment grade rating event.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

The term “investment grade rating” means a rating of Baa3 (or better) by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB− (or better) by S&P (or its equivalent under any successor rating category of S&P), respectively, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “rating agency.”

The term “Moody’s” means Moody’s Investors Services, Inc., a subsidiary of Moody’s Corporation, and its successors.

The term “person” includes any individual, corporation, partnership, limited partnership, general partnership, limited liability company, limited liability partnership, business trust, association, joint stock company, joint venture, trust, trust company, bank, association, land trusts, business trusts or other organizations, whether or not legal entities, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The term “rating agency” or “rating agencies” means each of Moody’s and S&P; provided that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such rating agency that is reasonably acceptable to the trustee.

The term “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

The term “voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Merger, Consolidation and Sale of Assets

We have agreed, with respect to each series of notes, not to consolidate with or merge with or into any other person, permit any other person to consolidate with or merge with and into us or convey, transfer or lease all or substantially all of our properties and assets to any other person, unless:

•	we are the surviving entity or our successor is an entity organized and existing under the laws of the United States of America, any state or the District of Columbia;

•	our successor will expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on the outstanding notes and the performance and observance of every covenant in the indenture that we would otherwise have to perform or observe;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by us or any of our subsidiaries at the time of such transaction, there will not be any event of default or event which, after notice or lapse of time or both, would become an event of default;

•	if, as a result of any such transaction, our property or assets would become subject to a lien which would not be permitted under “— Limitations on Liens,” we or our successor shall take those steps that are necessary to secure all outstanding notes equally and ratably with the indebtedness secured by that lien; and

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation or transfer and supplemental indenture, if applicable, comply with the indenture and that all conditions precedent to the consummation of the particular transaction under the indenture have been complied with.

Upon any consolidation or merger with or into any other person or any conveyance, transfer or lease of all or substantially all of our properties and assets to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the notes and the indenture to the extent we were the predecessor person.

Limitations on Liens

Neither we nor any of our restricted subsidiaries may create or assume, except in our favor or in favor of one or more of our wholly owned subsidiaries, any mortgage, pledge, lien or encumbrance (as used in this paragraph, “liens”) on any property now owned or hereafter acquired by Express Scripts or any such subsidiary, or permit any such subsidiary to do so, unless the outstanding notes of each series are secured equally and ratably with (or prior to) the obligations so secured by such lien, except that the foregoing restrictions do not apply to the following types of liens:

(a) liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Internal Revenue Code of 1986, as amended (the “code”));

(b) liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like liens arising in the ordinary course of business with respect to obligations that are not due or which are being contested in good faith and by appropriate action;

(d) liens for taxes, assessments, fees or governmental charges or levies that are not delinquent or which are payable without penalty, or which are being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of Express Scripts or any subsidiary;

(e) liens consisting of attachments, judgments or awards against Express Scripts or any subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of Express Scripts or any subsidiary;

(f) easements, rights of way, restrictions, leases of property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting property which in the aggregate do not materially adversely affect the value of such property or materially impair its use for the operations of the business of Express Scripts or any subsidiary;

(g) liens existing on the date of the indenture and securing indebtedness or other obligations of Express Scripts or any subsidiary;

(h) statutory liens in favor of lessors arising in connection with property leased to Express Scripts or any subsidiary;

(i) liens on margin stock to the extent that a prohibition on such liens pursuant to this provision would violate Regulation U of the United States Federal Reserve Board, as amended;

(j) purchase money liens on property hereafter acquired by Express Scripts or any subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the lien secured thereby shall attach only to the property so acquired and related assets (except that individual financings by one person (or an affiliate thereof) may be cross-collateralized to other financings provided by such person and its affiliates that are independently permitted by this clause (j));

(k) liens in respect of permitted sale-leaseback transactions;

(l) liens on the property of a person that becomes a subsidiary after the date hereof; provided that (i) such liens existed at the time such person becomes a subsidiary and were not created in anticipation thereof, (ii) any such lien does not by its terms cover any property after the time such person becomes a subsidiary that was not covered immediately prior thereto and (iii) any such lien does not by its terms secure any indebtedness other than indebtedness existing immediately prior to the time such person becomes a subsidiary; provided that such indebtedness was not incurred in anticipation of such person becoming a subsidiary;

(m) liens on property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(n) liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(o) liens granted in connection with asset securitization transactions in an aggregate principal amount not in excess of $750 million at any one time outstanding upon the granting of such liens;

(p) liens imposed in respect of environmental laws;

(q) licenses of patents, trademarks and other intellectual property rights granted by Express Scripts or any of its subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Express Scripts or such subsidiary;

(r) liens securing obligations (other than obligations representing indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into by Express Scripts or any of its subsidiaries in the ordinary course of business of Express Scripts or such subsidiary;

(s) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the liens referred to in paragraphs (g), (j), (l) and (m) of this covenant, provided that such extension, renewal, refinancing substitution or replacement lien shall be limited to all or any part of substantially the same property or assets that secured the lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property) and the liability secured by such lien at such time is not increased;

(t) liens on proceeds of any of the assets permitted to be the subject of any lien or assignment permitted by this covenant; and

(u) other liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by liens permitted under this clause (u), together with all property subject to the restriction on sale and leaseback transactions described below, would not exceed 15% of our consolidated net worth, measured upon granting of such liens based on the balance sheet for the end of the then most recent quarter for which financial statements are available.

Limitations on Sale and Leaseback Transactions

Neither we nor any of our restricted subsidiaries may engage in sale and leaseback transactions except for permitted sale-leaseback transactions.

Our real property, improvements and fixtures are not subject to the limitations on sale and leaseback transactions described above or the limitations on liens described under “— Limitations on Liens.” As of March 31, 2009, our real property, improvements and fixtures had a book value of approximately $5.0 million, none of which were subject to capital leases.

Certain Definitions

The term “consolidated net worth” means, at any date, the sum of all amounts which would be included under stockholders’ equity on a consolidated balance sheet of Express Scripts and its subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

The term “environmental laws” means any and all current or future legally-binding statutes, ordinances, orders, rules, regulations, judgments, permits, licenses, authorizations, plans, directives, consent orders or consent decrees of or from any federal, state or local governmental authority, agency or court, or any other binding requirements of governmental authorities relating to (i) the protection of the environment, (ii) any activity, event or occurrence involving hazardous materials, or (iii) occupational safety and health, industrial hygiene, land use or, as relating to the environment, the protection of human, plant or animal health or welfare, in any manner applicable to Express Scripts or any of its subsidiaries or any of their respective properties or facilities.

The term “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the indenture.

The term “hazardous materials” means (i) any chemical, material or substance defined as or included in any environmental law in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable environmental laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any friable asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticide; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to environmental laws.

The term “permitted sale-leaseback transactions” means sales or transfers by Express Scripts or any subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “permitted sale-leaseback transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date of the indenture and (b) that are material to the business of Express Scripts and its subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the applied amounts, as defined in the following sentence), plus the amount of obligations and indebtedness from time to time secured by liens permitted under clause (u) in the lien covenant, exceeds 15% of our consolidated net worth. For purposes of this definition, “applied amounts” means an amount (which may be conclusively determined by the board of directors of Express Scripts) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the notes or to the repayment of any indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the notes.

The term “property” means, with respect to any person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such person.

The term “restricted subsidiary” means any subsidiary of Express Scripts that is not an unrestricted subsidiary.

The term “subsidiary” of any person means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof), (ii) any partnership, limited liability company or similar pass-through entity the sole general partner or the managing general partner or managing member of which is such person or a subsidiary of such person and (iii) any partnership, limited liability company or similar pass-through entity the only general partners, managing members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

The term “unrestricted subsidiary” means any subsidiary of Express Scripts that from time to time is not a guarantor or required to be a guarantor.

The term “wholly owned subsidiary” of any person means (i) any corporation, association or other business entity of which 100% of the shares of capital stock or other equity interests is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity the sole partners, members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

Additional Guarantors

If, after the date of the indenture, any subsidiary of Express Scripts that is not already a guarantor guarantees, becomes a borrower or guarantor under, or grants any lien to secure any obligations pursuant to, our existing credit agreement (or our committed credit facility, to the extent drawn), any refinancing or replacement thereof or any other indebtedness for borrowed money having an aggregate principal amount outstanding in excess of 15% of our consolidated net worth as of the end of our most recent quarter for which financial statements are available (such consolidated net worth to be measured at the time of the incurrence of each such guarantee or borrowing or the granting of such lien), then in any such case such subsidiary will become a guarantor by executing a supplemental indenture and delivering it to the trustee promptly (but in any event, within two business days of the date on which it guaranteed or incurred such indebtedness or granted such lien, as the case may be). Notwithstanding the preceding, any guarantee by a guarantor that was issued pursuant to this paragraph solely as a result of its guarantee or incurrence of, or granting of a lien in respect of, any such indebtedness shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such subsidiary’s guarantee (or upon such subsidiary ceasing to be a borrower or release of liens granted by such subsidiary, as the case may be), except a discharge or release by, or as a result of payment under, such guarantee or of the refinancing or replacement of any such indebtedness that is guaranteed or incurred by such guarantor. Each of NextRx, Inc., NextRx Services, Inc. and NextRx, LLC will guarantee the notes upon closing of the acquisition.

Events of Default

An “event of default” with respect to each series of notes occurs if:

•	we fail to pay interest on any of the notes of that series when due and payable and that failure continues for 30 calendar days;

•	we fail to pay the principal of, or premium, if any, on, any of the notes of that series at its maturity or when otherwise due;

•	there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our restricted subsidiaries (or the payment of which is guaranteed by any of our restricted subsidiaries), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100 million or more;

•	we fail to perform any covenant in the indenture and that failure continues for 60 calendar days after we receive written notice as provided in the indenture;

•	certain actions are taken relating to our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any restricted subsidiary of ours that qualifies as a “significant subsidiary” within the meaning of Rule 405 under the Securities Act;

•	a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or a guarantor denies its liability under its guarantee (other than by reason of release of the guarantor in accordance with the terms of the indenture); or

•	we fail to timely deliver a required special mandatory redemption notice as described under “— Special Mandatory Redemption.”

If an event of default with respect to any series of notes occurs and continues, except for the bankruptcy, insolvency or reorganization actions referred to above, then the trustee or the holders of at least 25% in principal amount of the outstanding notes of the affected series may require us to repay immediately the principal of, and any unpaid premium and interest on, all outstanding notes of the affected series. The holders of at least a majority in principal amount of the outstanding notes of the affected series may rescind and annul that acceleration if all events of default with respect to the notes of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. An event of default arising from the bankruptcy, insolvency or reorganization actions referred to above shall cause the principal of, and any unpaid premium and interest on, all notes to become immediately due and payable without any declaration or other act by the trustee, the holders of the notes or any other party.

Other than its duties in the case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless the holders offer reasonable indemnity to the trustee. If the holders offer reasonable indemnity to the trustee, then the holders of at least a majority in principal amount of the outstanding notes of the affected series will have the right, subject to some limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series;

•	the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee;

•	the trustee has failed to institute the requested proceeding within 60 calendar days after receipt of such notice; and

•	the trustee has not received from the holders of at least a majority in principal amount of the outstanding notes of that series a direction inconsistent with the request during that 60-day period.

However, the holder of any note will have the absolute and unconditional right to receive payment of the principal of, and premium, if any, and interest on, that note as expressed therein, and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually within 120 days after the end of our fiscal year a statement as to the absence of any defaults under the indenture. Within 30 days after the occurrence of an event of default, the trustee shall give notice of such event of default or of any event which, after notice or lapse of time or both, would become an event of default, known to it, to the holders of the notes, except that, in the case of a default other than a payment default, the trustee may withhold notice if the trustee determines that withholding notice is in the interest of the holders.

Modification, Amendment and Waiver

We, together with the trustee, may modify and amend the indenture and the terms of the notes with the consent of the holders of at least a majority in principal amount of the outstanding notes of the affected series; provided that no modification or amendment may, without the consent of each affected holder of the notes of the affected series:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal of, or any premium, if any, or rate of interest on, any note;

•	reduce any amount payable upon the redemption of any note or, except as expressly provided elsewhere in the indenture, change the time at which any note may be redeemed as described under “— Special Mandatory Redemption” or “— Optional Redemption;”

•	change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any note is payable;

•	impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the stated maturity or redemption date or to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity or redemption date;

•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	release any guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•	modify any of the above provisions.

The provisions relating to special mandatory redemption may not be waived or modified for each series of notes without the written consent of holders of at least 90% in principal amount of that series of notes outstanding. See “— Special Mandatory Redemption.” In addition, the provisions relating to a change in control triggering event may not be waived or modified for each series of notes without the written consent of holders of at least a majority in principal amount of that series of notes outstanding. See “— Purchase of Notes Upon a Change of Control Triggering Event.”

The holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any notes or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of each holder of that series. In addition, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive compliance with our covenants described above under “— Covenants — Limitations on Liens” and “— Covenants — Limitations on Sale and Leaseback Transactions.”

In addition, we, together with the trustee, may modify and amend the indenture and the terms of the notes without seeking the consent of any holders of the notes to:

•	allow our or any guarantor’s successor to assume our or such guarantor’s obligations under the indenture and the notes pursuant to the provisions described above under the heading “— Covenants — Merger, Consolidation and Sale of Assets”;

•	add to our covenants for the benefit of the holders of the notes or surrender any right or power we have under the indenture;

•	add any additional events of default;

•	secure the notes;

•	provide for a successor trustee with respect to the notes;

•	add or release a guarantor as required or permitted by the indenture;

•	cure any ambiguity, defect or inconsistency;

•	modify the legends regarding restrictions on transferability on the notes, which modifications may not adversely affect the interests of the holders of any notes or owners of beneficial interests in notes; or

•	make any other amendment or supplement to the indenture as long as that amendment or supplement does not adversely affect the interests of the holders of any notes in any material respect.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to this description of the notes contained in this prospectus supplement will be deemed to adversely affect the interests of the holders of the notes.

Defeasance and Covenant Defeasance

Except as prohibited by the indenture, if we deposit with the trustee sufficient money or United States government obligations, or both, to pay the principal of, and premium, if any, and interest on, the notes on the scheduled due dates therefor, then at our option we may be discharged from certain of our obligations with respect to the notes or elect that our failure to comply with certain restrictive covenants, including those described in “— Purchase of Notes Upon a Change of Control Triggering Event,” “— Covenants — Merger, Consolidation and Sale of Assets,” “— Covenants — Limitations on Liens,” “— Covenants — Limitations on Sale and Leaseback Transactions,” and “— Covenants — Additional Guarantors” will not be deemed to be or result in an event of default under the notes.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee or such other name as may be requested by an authorized representative of the DTC. One or more fully registered global note certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “United States depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator” ). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law (collectively, the “terms and conditions” ). The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to each series of notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the United States depositary for the Euroclear System.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is ongoing. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective United States depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to non-U.S. holders (as defined below) who purchase the notes for cash at the original offering price and who hold such notes as capital assets. This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, entities treated as partnerships for United States federal income tax purposes or partners or members therein, banks or other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, retirement plans, partnerships and their partners, dealers in securities, brokers, United States expatriates, persons whose functional currency is not the United States dollar, or persons who have acquired notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction). This discussion also does not address the tax consequences to non-U.S. holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a trade or business in the United States. In addition, this discussion does not address United States federal alternative minimum tax consequences, and does not describe any tax consequences arising under United States federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the code, the Treasury Department regulations promulgated thereunder (the “treasury regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis, or subject to different interpretation.

Prospective investors are urged to consult their own tax advisors concerning the tax consequences to them of acquiring, owning and disposing of the notes in light of their own circumstances.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the notes other than a partnership (or entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder (as defined herein). A “U.S. holder” is a beneficial owner of a note that is, for United States federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust (A) with respect to which a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the code) have the authority to control all its substantial decisions, or (B) that has in effect a valid election under applicable treasury regulations to be treated as a United States person (as defined in the code).

Payments of Interest

Payments of principal and interest on the notes by us or any of our agents to a non-U.S. holder generally will not be subject to United States federal withholding tax, provided that in the case of interest:

(1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) the non-U.S. holder is not a “controlled foreign corporation” that is related to us, directly or indirectly, through stock ownership for United States federal income tax purposes;

(3) either (A) the beneficial owner of the notes certifies to us or our agent on Internal Revenue Service (“IRS”) Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person (as defined in the code), provides its name, address and certain other required information or certain other certification requirements are satisfied, and renews the certificate periodically as required by the treasury regulations or (B) a securities clearing organization, or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8IMY (or successor form) that the certification described under (A) above has been received by it and furnishes us or our paying agent with a copy thereof; and

(4) neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the note is not entitled to exemption from withholding tax.

If a non-U.S. holder cannot satisfy the requirements of the exemption described above, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax unless such holder provides us or our agent, as the case may be, with a properly executed:

(1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

(2) IRS Form W-8ECI (or successor form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States, and each form is renewed periodically as required by the treasury regulations.

If interest on the note is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States), such non-U.S. holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation’s earnings and profits.

Disposition of Notes

Generally no withholding of United States federal income tax will be required with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange or disposition of a note.

A non-U.S. holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (b) such gain or income is effectively connected with the conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States).

Information Reporting and Backup Withholding

A non-U.S. holder may be required to comply with certain certification procedures to establish that the holder is not a United States person (as defined in the code) in order to avoid backup withholding tax with respect to payments of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder’s United States federal income tax liability; provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 4, 2009, we have agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as representatives, the following respective principal amounts of the notes:

	Principal	Principal	Principal
	Amount of	Amount of	Amount of
Underwriters	2012 Notes	2014 Notes	2019 Notes

Citigroup Global Markets Inc.	$193,334,000	$193,333,000	$96,667,000
Credit Suisse Securities (USA) LLC	193,333,000	193,334,000	96,666,000
J.P. Morgan Securities Inc.	193,333,000	193,333,000	96,667,000
Calyon Securities (USA) Inc.	60,000,000	60,000,000	30,000,000
Deutsche Bank Securities Inc.	60,000,000	60,000,000	30,000,000
Mitsubishi UFJ Securities (USA), Inc.	60,000,000	60,000,000	30,000,000
RBS Securities Inc.	60,000,000	60,000,000	30,000,000
Scotia Capital (USA) Inc.	60,000,000	60,000,000	30,000,000
SunTrust Robinson Humphrey, Inc.	60,000,000	60,000,000	30,000,000
Wachovia Capital Markets, LLC	60,000,000	60,000,000	30,000,000

Total	$1,000,000,000	$1,000,000,000	$500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.25% of the principal amount of the 2012 notes, 0.35% of the principal amount of the 2014 notes and 0.40% of the principal amount of the 2019 notes. Any such securities dealers may resell the notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.125% of the principal amount of the 2012 notes, 0.25% of the principal amount of the 2014 notes and 0.25% of the principal amount of the 2019 notes. After the initial public offering the underwriters may change the public offering price and concession and discount to brokers or dealers.

We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $3 million.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

In relation to each member state of the European Economic Area which has implemented the prospectus directive (each, a “relevant member state”), each underwriter represents and agrees that with effect from and including the date on which the prospectus directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of notes to the public in that relevant member state prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the prospectus directive, except that it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the prospectus directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) in any other circumstances which do not require the publication by Express Scripts of a prospectus pursuant to Article 3 of the prospectus directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the prospectus directive in that member state and the expression “prospectus directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

Some of the underwriters or their affiliates have provided investment or commercial banking services to us or our affiliates in the past and are likely to do so in the future. In particular, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are joint book running managers on the equity offering and have advised us on the acquisition. Citigroup Global Markets Inc. is also a lender, joint lead arranger, joint book running manager and syndication agent under our term loan and revolving credit facility. An affiliate of Credit Suisse Securities (USA) LLC is a lender, joint lead arranger, joint book running manager and administrative agent under our term loan and revolving credit facility. An affiliate of J.P. Morgan Securities Inc. is a lender and co-documentation agent under our term loan and revolving credit facility. In addition, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., and/or their affiliates agreed to provide the debt financing, exercisable at our option, to be used to finance the acquisition. These commitments will be reduced to approximately $18 million upon consummation of this offering and the equity offering. In each case, we pay customary fees as compensation for these roles.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriters are being represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The audited financial statements and financial statement schedule incorporated in this prospectus supplement by reference to Express Scripts, Inc.’s Current Report on Form 8-K dated June 2, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Express Scripts, Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Medical Services Company the registrant acquired as of December 31, 2008) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Pharmacy Benefit Management Business of WellPoint, Inc. appearing in the Current Report on Form 8-K of Express Scripts, Inc. filed with the SEC on June 2, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Express Scripts, Inc.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and any accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009 (other than the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements therein, which have been superseded by the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements in the Current Report on Form 8-K filed on June 2, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on April 29, 2009 (other than the financial statements therein, which have been superseded by the financial statements in the Current Report on Form 8-K filed on June 2, 2009);

•	The portions of our Definitive Proxy Statement on Schedule 14A filed on April 16, 2009, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Current Reports on Form 8-K filed on January 15, 2009, March 3, 2009, March 10, 2009, April 3, 2009, April 14, 2009 and June 2, 2009;

•	The description of our common stock (previously known as the Class A Common Stock) as contained in Item 9 of Amendment No. 1 of our Registration Statement on Form S-1 filed May 12, 1992, as updated by our Prospectus dated November 1, 2000 (filed November 2, 2000) under the caption “Description of Capital Stock,” our Proxy Statement dated April 9, 2001 under the caption “IV. Proposed Amended and Restated Certificate of Incorporation,” our Proxy Statement dated April 16, 2004 under the caption “II. Proposal to Approve and Ratify an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock,” our Proxy Statement dated April 18, 2006 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock from 275,000,000 to 650,000,000,” and our Proxy Statement dated April 14, 2008 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of the Company’s Common Stock from 650,000,000 Shares to 1,000,000,000 Shares,” including any further amendment or report filed for the purpose of updating such description; and

•	The description of our rights plan as contained in Item 1 of our Registration Statement on Form 8-A, filed on July 31, 2001, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investor Relations
Express Scripts, Inc.
One Express Way
St. Louis, Missouri 63121
(314) 810-3115
investor.relations@express-scripts.com

PROSPECTUS

EXPRESS SCRIPTS, INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
PURCHASE CONTRACTS
PURCHASE UNITS

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. Our subsidiaries may guarantee any debt securities that we issue under this prospectus. We may from time to time offer to sell together or separately in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible;

•	warrants to purchase common stock, preferred stock or debt securities;

•	subscription rights to purchase common stock, preferred stock, debt securities or other securities;

•	purchase contracts; and

•	purchase units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. These securities may also be resold by selling security holders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “ESRX.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities we will provide a supplement to this prospectus and/or other offering material that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information” beginning on page 13 of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any supplement to this prospectus or other offering material filed by us with the SEC. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Express Scripts,” the “Company,” “we,” “us” and “our” to refer to Express Scripts, Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information we have included or incorporated by reference in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference, contain or may contain forward-looking statements. These forward-looking statements include, among others, statements of our plans, objectives, expectations (financial or otherwise) or intentions.

Our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Factors that might cause such a difference to occur include, but are not limited to:

•	uncertainties associated with our acquisitions, including our acquisition of the PBM business from WellPoint, Inc., which include uncertainties as to the satisfaction or waiver of conditions to closing, integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses;

•	results in regulatory matters including potential healthcare reform initiatives, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations and the

ii

impact of such matters on the healthcare marketplace), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations;

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements, access to capital and increases in interest rates;

•	continued pressure on margins resulting from client demands for lower prices or different pricing approaches, enhanced service offerings and/or higher service levels;

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices;

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network;

•	the possible termination of, or unfavorable modification to, contracts with key clients or providers, some of which could have a material impact on our financial results;

•	our ability to maintain growth rates, or to control operating or capital costs, including the impact of declines in prescription drug utilization resulting from the current economic environment;

•	competition in the pharmacy benefit management, or PBM, and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may, in whole or in part, replace services that we now provide to our customers;

•	changes in industry pricing benchmarks such as average wholesale price and average manufacturer price, which could have the effect of reducing prices and margins;

•	increased compliance risk relating to our contracts with the Department of Defense TRICARE Management Activity and various state governments and agencies;

•	uncertainties and risks regarding the Medicare Part D prescription drug benefit, including the financial impact to us to the extent we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, implementation of regulations that adversely affect our profitability or cash flow, and increased regulatory risk;

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products;

•	in connection with our specialty pharmacy business, the possible loss, or adverse modification of the terms of our contracts with a limited number of biopharmaceutical companies from whom we acquire specialty pharmaceuticals;

•	the use and protection of the intellectual property, data, and tangible assets that we use in our business, or infringement or alleged infringement by us of intellectual property claimed by others;

•	general developments in the healthcare industry, including the impact of increases in healthcare costs, government programs to control healthcare costs, changes in drug utilization and cost patterns and introductions of new drugs;

•	increase in credit risk relative to our clients due to adverse economic trends or other factors; and

•	other risks described from time to time in our filings with the SEC.

These and other relevant factors, including those risk factors identified in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and our other filings under the Securities Exchange Act of 1934, or the Exchange Act, parts of which are incorporated by reference in this prospectus, should be carefully considered when reviewing any forward-looking statement. See “Where You Can Find More Information.”

iii

EXPRESS SCRIPTS, INC.

We are one of the largest full-service pharmacy benefit management companies in North America and we provide healthcare management and administration services on behalf of our clients, which include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. We assist plan sponsors in addressing access and affordability concerns resulting from rising drug costs while helping to improve health outcomes. We also work with clients, manufacturers, pharmacies and physicians to increase efficiency in the drug distribution chain, to manage costs in pharmacy benefit, and to improve members’ health outcomes and satisfaction. During the first quarter of 2009, we changed our reportable segments to Pharmacy Benefit Management (“PBM”) and Emerging Markets (“EM”). For the three months ended March 31, 2009, our PBM segment contributed approximately 99% of our operating income.

Our integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patients’ homes and physicians offices, bio-pharma services, and fulfillment of prescriptions to low-income patients through manufacturer-sponsored patient assistance programs and company-sponsored generic patient assistance programs. Our specialty pharmacy operations have been integrated with our PBM operations in order to maximize its growth and improve efficiency. Through our EM segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics, distribution of sample units to physicians and verification of practitioner licensure, fertility services to providers and patients, healthcare account administration and implementation of consumer-directed healthcare solutions.

Revenue generated by our segments can be classified as either tangible product revenue or service revenue. We earn tangible product revenue from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and from dispensing prescription drugs from our home delivery and specialty pharmacies. Service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, market research programs, medication counseling services, certain specialty distribution services, and sample fulfillment and accountability services. Tangible product revenue generated by our PBM and EM segments represented approximately 99% of revenues for both the three months ended March 31, 2009 and the same period of 2008.

During 2008, we established the Center for Cost-Effective Consumerism which assists us in the advancement of our understanding of consumers and the way they use healthcare. The center combines our industry-leading research capabilities with insights from a multidisciplinary advisory board of national experts in the science of human behavior and decision making. Using work done by the center, we plan to better position our plan sponsors to achieve the lowest cost drug mix (e.g., generics), maximum therapy adherence (in key classes), greatest use of most cost-effective delivery channel, uncompromising safety standards and increasing member engagement and satisfaction.

During 2008, we processed approximately 506.3 million adjusted claims, generating approximately $22.0 billion of revenue, $779.6 million of net income from continuing operations and $1.4 billion of EBITDA. On average, we earned $2.72 of EBITDA per adjusted claim in 2008 versus $2.34 in 2007. During the three months ended March 31, 2009, we processed approximately 124.1 million adjusted claims, generating $5.4 billion of revenue, $214.7 million of net income from continuing operations and $380.1 million of EBITDA. We averaged $3.06 of EBITDA per adjusted claim during this latest three-month period versus $2.46 for the same three-month period in 2008. EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization.

On April 9, 2009, we entered into a Stock and Interest Purchase Agreement (the “acquisition agreement”) with WellPoint, Inc., (“WellPoint”). The acquisition agreement provides that we will purchase the Pharmacy Benefit Management Business of WellPoint (the “PBM business”), including all of the shares and equity interests of three WellPoint subsidiaries, NextRx, Inc., NextRx Services, Inc., and NextRx, LLC (collectively, “NextRx”) in exchange for total consideration of $4.675 billion, composed of $3.275 billion in cash and $1.4 billion in shares of our common stock (valued based on the average closing price of our common stock over the 60 days preceding the closing of the acquisition) (the “acquisition”). We may, in our discretion, replace all or any portion of the common stock consideration with cash. At the closing of the acquisition, we will enter into a 10-year contract with WellPoint under which we will provide PBM services to WellPoint and its designated affiliates. The PBM business provides PBM services to approximately 25 million members and manages more than 265 million adjusted claims annually.

We were incorporated in Missouri in September 1986 and were reincorporated in Delaware in March 1992. Our principal executive offices are located at One Express Way, St. Louis, Missouri 63121 and our telephone number at that address is (314) 996-0900. Our website address is www.express-scripts.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 13 of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement and/or other offering material. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months
	Ended March 31,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges(1)	18.6x	14.8x	9.0x	8.1x	14.6x	10.3x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense and our estimate of the interest component of rent expense.

As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, subscription rights, purchase contracts and purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 have been designated Series A Junior Participating Preferred Stock. As of May 31, 2009, there were 248,169,814 shares of our common stock outstanding (including 71,095,754 shares held in treasury) and no shares of preferred stock were outstanding. On such date, 6,549,609 shares of common stock were subject to outstanding options and 2,507,355 shares of common stock were subject to stock settled appreciation rights (SSRs).

The following description of the terms of our common stock and preferred stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, our third amended and restated bylaws and rights plan, each of which are filed as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the General Corporation Law of the State of Delaware. To find out where copies of our certificate of incorporation and by-laws can be obtained, see “Where You Can Find More Information.” beginning on page 13 of this prospectus.

Common Stock

The outstanding shares of our common stock are fully paid and nonassessable. Each holder of our common stock is entitled to one vote per share upon all questions presented to stockholders. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Subject to the preferences applicable to any shares of our preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefore and are entitled, in the event of liquidation, to share ratably in all assets remaining paid after payment of liquidation.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ESRX.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

•	the designation of each series;

•	the number of shares of each series, the designation of such series, as well as the powers, preferences, and rights, as well as the qualifications, limitations, or restrictions thereof;

•	the liquidation preferences;

•	dividends rights and the dividend rate, if any;

•	the rights and terms of conversion, if any;

•	the voting rights, if any;

•	the rights and terms of redemption (including sinking fund provisions), if any, and the redemption price; and

•	the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, any or all of these rights may be greater than the rights of our common stock and effects of the issuances of any preferred stock might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Any or all of these rights may be greater than the rights of our common stock. Our board of directors has designated 100,000 shares of preferred stock “Series A Junior Participating Preferred Stock,” which shares are issuable upon certain events specified in our rights plan, as described below.

Rights Plan

On July 25, 2001, our board of directors declared a dividend of one preferred stock purchase right for each share of common stock, par value $0.01 per share. The dividend was paid on August 10, 2001. As long as the rights are attached to our common stock, we will issue one right (subject to adjustment) with each new share of our common stock so that all shares of our stock will have attached rights.

When exercisable, each right will entitle the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock from us at a price of $300.00 per one one-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right. The rights trade automatically with shares of our common stock and may be exercised only in connection with certain attempts to take us over. The rights are designed to protect our interests and the interest of our stockholders against coercive takeover tactics and to encourage potential acquirors to negotiate with our board of directors before attempting a takeover. The preferred stock purchase rights theoretically could, but are not intended to, deter takeover proposals that might be in the best interests of our stockholders.

The description and terms of the preferred stock purchase rights set forth above is not complete and is qualified in its entirety by reference to the rights agreement, dated as of July 25, 2001 (as the same may be amended from time to time), between us and American Stock Transfer & Trust Company, as Rights Agent which is filed as an exhibit to the registration statement of which this prospectus is a part. The rights expire on July 25, 2011, unless this expiration date is extended or the rights are otherwise redeemed or exchanged at an earlier date.

Restated Certificate of Incorporation and Bylaw Provisions

Various provisions contained in our amended and restated certificate of incorporation and third amended and restated bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	state that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the directors in office;

•	provide that certain provisions of our third amended and restated bylaws can be amended only by supermajority vote (66 2/3%) of the outstanding shares; and

•	allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of the board.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement and/or other offering material will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. The debt securities will be issued under an indenture among us, certain of our domestic subsidiaries that may guarantee the securities and Union Bank, N.A., as trustee.

We have summarized selected provisions of the indenture below. The summary is not complete. The form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to article or section numbers of the indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The indenture provides that debt securities in separate series may be issued under the indenture from time to time without limitation as to the aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series (Section 301). We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture.

The applicable prospectus supplement will set forth or describe the following terms of each series of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be offered;

•	the person to whom any interest on the debt securities will be payable;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate or rates that the debt securities will bear and the interest payment dates for the debt securities;

•	the places where payments on the debt securities will be payable;

•	any periods within which, and terms upon which, the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	whether the debt securities are defeasible and any changes or additions to the indenture’s defeasance provisions;

•	whether the debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected;

•	any addition to or change in the events of default with respect to the debt securities;

•	any addition to or change in the covenants in the indenture;

•	whether any of our subsidiaries will provide guarantees of the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

Debt securities, including Original Issue Discount Securities (as defined in the indenture), may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Subsidiary Guarantees

If specified in the prospectus supplement, certain of our subsidiaries (our “subsidiary guarantors”) will guarantee the debt securities of a series.

Conversion Rights

The debt securities may be converted into other of our securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holders of such series of debt securities, the events requiring an adjustment of the conversion price, and provisions affecting conversion in the event of the redemption of such series of debt securities.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any person, and may not permit any person to consolidate with or merge into us, unless:

•	the successor person (if any) is a corporation, limited liability company, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations with respect to the debt securities under the indentures;

•	immediately after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, exists; and

•	we deliver to the trustee an officers’ certificate and opinion of counsel stating that the transaction and the related supplemental indenture comply with the applicable provisions of the indenture and all applicable conditions precedent have been satisfied (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

(1) failure to pay principal of or any premium on any debt security of that series when due;

(2) failure to pay any interest on any debt securities of that series when due, that is not cured within 30 days;

(3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, that is not cured within 30 days;

(4) failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series or that is not made applicable to that series), that is not cured within 90 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture; or

(5) certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

If an event of default (other than an event of default with respect to Express Scripts described in clause (5) above) with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee by notice to us or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to us and the trustee may declare the principal amount of the debt securities of that series (or, in the case of any Original Issue Discount Security, such portion of the principal amount of such security as may be specified in the terms of such security) to be due and payable immediately. If an event of default with respect to Express Scripts described in clause (5) above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such a declaration of acceleration, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such declaration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default has occurred and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered to the trustee indemnity satisfactory to it (Section 603). Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series (Section 512).

No holder of a debt security of any series will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series made a written request to pursue the remedy, and such holders have offered the trustee indemnity satisfactory to it and if requested, provide the trustee for losses incurred in connection with pursuit of the remedy; and

•	the trustee fails to comply with the request, and does not receive from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a holder of a debt security to enforce the payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security or, if applicable, to convert such debt security (Sections 507 and 508).

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

Unless otherwise specified in the prospectus supplement, modifications and amendments of the indenture may be made by us, our subsidiary guarantors, if applicable, and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of any debt security;

•	change the place, manner or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt securities in a manner adverse to the holders of such debt securities;

•	except as provided in the indenture, release the guarantee of a subsidiary guarantor;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver; or

•	change the ranking of any series of debt securities (Section 902).

Unless otherwise specified in the prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the indenture (Section 902). The holders of a majority in principal amount of the outstanding debt securities of any series may also waive any past default under the indenture, except a default:

•	in the payment of principal, premium or interest or the payment of any redemption, purchase or repurchase price;

•	arising from our failure to convert any debt security in accordance with the indenture; or

•	of certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series (Section 513).

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of debt securities expressly provided for in the indenture or any other surviving rights expressly provided for in a supplemental indenture) when:

•	either:

•	all debt securities that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

•	all debt securities that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have deposited with the trustee as trust funds U.S. dollars or U.S. government obligations in an amount sufficient, to pay the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•	we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that we have satisfied all conditions precedent to satisfaction and discharge of the indenture with respect to the debt securities (Section 401).

Legal Defeasance and Covenant Defeasance

Legal Defeasance.  We and, if applicable, each subsidiary guarantor will be discharged from all our obligations with respect to such debt securities (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of such deposit or, with respect to any event of default described in clause (5) under “— Events of Default,” at any time until 90 days after such deposit;

(3) such deposit and defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound; and

(4) we have delivered to the trustee an opinion of counsel to the effect that such defeasance will not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1302 and 1304).

Covenant Defeasance.  The indentures provide that we may elect, at our option, that our failure to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default which are described above in clause (4) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), and (4) under the heading — “Legal Defeasance” above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments (Sections 1303 and 1304).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information” beginning on page 13 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, preferred stock, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each security holder;

•	the number and terms of each share of common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information” beginning on page 13 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of common stock, preferred stock or debt securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any purchase contracts or purchase units we may offer will contain the specific terms of the purchase contracts or purchase units. These terms may include the following:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock, or debt securities, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The description in the applicable prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information” beginning on page 13 of this prospectus. We urge you to read the applicable purchase contract or applicable purchase unit and any applicable prospectus supplement in their entirety.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We or the selling security holders may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or free writing prospectus, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or free writing prospectus, as the case may be.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents, selling security holders or direct purchasers and their compensation in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereby.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to Express Scripts Inc.’s Current Report on Form 8-K dated June 2, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Express Scripts Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Medical Services Company the registrant acquired as of December 31, 2008) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Pharmacy Benefit Management Business of WellPoint, Inc. appearing in the Current Report on Form 8-K of Express Scripts, Inc. filed with the SEC on June 2, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Express Scripts, Inc.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009 (other than the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements therein, which have been superseded by the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements in the Current Report on Form 8-K filed on June 2, 2009);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on April 29, 2009 (other than the financial statements therein, which have been superseded by the financial statements in the Current Report on Form 8-K filed on June 2, 2009);

•	The portions of our Definitive Proxy Statement on Schedule 14A filed on April 16, 2009, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Current Reports on Form 8-K filed on January 15, 2009, March 3, 2009, March 10, 2009, April 3, 2009, April 14, 2009 and June 2, 2009;

•	The description of our common stock (previously known as the Class A Common Stock) as contained in Item 9 of Amendment No. 1 of our Registration Statement on Form S-1 filed May 12, 1992, as updated by our Prospectus dated November 1, 2000 (filed November 2, 2000) under the caption “Description of Capital Stock,” our Proxy Statement dated April 9, 2001 under the caption “IV. Proposed Amended and Restated Certificate of Incorporation,” our Proxy Statement dated April 16, 2004 under the caption “II. Proposal to Approve and Ratify an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock,” our Proxy Statement dated April 18, 2006 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock from 275,000,000 to 650,000,000,” and our Proxy Statement dated April 14, 2008 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of the Company’s Common Stock from 650,000,000 Shares to 1,000,000,000 Shares,” including any further amendment or report filed for the purpose of updating such description; and

•	The description of our rights plan as contained in Item 1 of our Registration Statement on Form 8-A, filed on July 31, 2001, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investor Relations
Express Scripts, Inc.
One Express Way
St. Louis, Missouri 63121
(314) 810-3115
investor.relations@express-scripts.com

Express Scripts, Inc.

$1,000,000,000 5.250% Senior Notes due 2012
$1,000,000,000 6.250% Senior Notes due 2014
$  500,000,000 7.250% Senior Notes due 2019

Prospectus Supplement
June 4, 2009

Citi

Credit Suisse

J.P. Morgan

CALYON
Deutsche Bank Securities
Mitsubishi UFJ Securities
RBS
Scotia Capital
SunTrust Robinson Humphrey
Wachovia Securities